Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

GORES HOLDINGS V, INC.,

ARDAGH METAL PACKAGING S.A.,

ARDAGH MP MERGECO INC.

and

ARDAGH GROUP S.A.

dated as of February 22, 2021

i

Section 9.11	WAIVER OF TRIAL BY JURY	87
Section 9.12	Severability	87
Section 9.13	Fees and Expenses	87
Section 9.14	Specific Performance	88
Section 9.15	Non-Recourse	88

Annex A – AMPSA Capitalization

Annex B – AMP Entities

Annex C – Knowledge of Ardagh

Annex D – Knowledge of GHV

Annex E – Directors and Officers of AMPSA

Exhibit A - Form of Subscription Agreement

Exhibit B - Form of Registration Rights and Lock-Up Agreement

Exhibit C – Form of Shareholders Agreement

Exhibit D - Form of Services Agreement

Exhibit E – Form of Transfer Agreement

Exhibit F – Form of Warrant Assignment, Assumption and Amendment Agreement

Exhibit G – Form of AMPSA Articles of Association

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of February 22, 2021, by and among Gores Holdings V, Inc., a Delaware corporation (“GHV”), Ardagh Metal Packaging S.A., a public limited liability company (société anonyme)  organized under the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under registration number B251465 (“AMPSA”), Ardagh MP MergeCo Inc., a Delaware corporation (“MergeCo”), and Ardagh Group S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under registration number B160804 (“Ardagh”).  GHV, AMPSA, MergeCo, and Ardagh are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Ardagh, through the AMP Entities, is engaged in the business of developing, manufacturing, marketing and selling metal beverage cans and ends and related technical and customer services (the “AMP Business”);

WHEREAS, GHV is a special purpose acquisition company incorporated for the purpose of effecting a Business Combination;

WHEREAS, AMPSA is a newly formed wholly-owned Subsidiary of Ardagh and MergeCo is a newly formed wholly-owned Subsidiary of AMPSA, each formed solely for the purposes of the Transactions;

WHEREAS, contemporaneously with the execution of this Agreement, certain investors (the “PIPE Investors”) have entered into subscription agreements in substantially the form attached hereto as Exhibit A (collectively, the “Subscription Agreements”), pursuant to which such investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase at the Closing shares of AMPSA (“Shares”) at a purchase price of $10 per share, for an aggregate cash amount of $600,000,000 (such aggregate cash amount, the “PIPE Investment Amount”, and such transactions, the “PIPE Investment”);

WHEREAS, contemporaneously with the execution of this Agreement, the AMPSA Financing Parties have received and accepted a debt commitment letter from the Commitment Debt Financing Sources in connection with the Debt Financing;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the Luxembourg Law of 10 August 1915 on commercial companies, as amended (the “1915 Law”), and other applicable Law, MergeCo will merge with and into GHV (the “Merger”), with GHV being the surviving corporation of the Merger as a wholly-owned Subsidiary of AMPSA (GHV, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”), and, in the context of and in connection with such Merger, all shares of GHV Class A Common Stock (the “GHV A Shares”) outstanding immediately prior to the Effective Time, other than any Excluded Shares, will be contributed to AMPSA in exchange for

Shares (in each case as set forth in this Agreement), and all warrants issued by GHV (the “GHV Warrants”) outstanding immediately prior to the Effective Time will be converted into warrants issued by AMPSA exercisable for Shares;

WHEREAS, pursuant to the terms of the Transfer Agreement, in a series of related transactions, prior to the Closing, Ardagh will (a) cause any assets and Liabilities relating to the business of Ardagh (other than the AMP Business) that are, as of the date hereof, held by any AMP Entity to be transferred to one or more Subsidiaries of Ardagh that are not AMP Entities, and (b) effect the AMP Transfer, which will result in all of the equity and other ownership interests in the AMP Entities (other than AMPSA) being directly or indirectly owned by AMPSA in exchange for aggregate consideration consisting of (i) $2,315,000,000, payable in cash (in USD or the EUR equivalent thereof (based on an exchange rate as of a date to be agreed by the parties thereto) or both) at the time of the AMP Transfer in a series of transactions, including contributions for shares and the repayment of intercompany payables (which will be funded from the proceeds of the Debt Financing), (ii) 484,956,250 Shares, (iii) a promissory note issued by a Subsidiary of AMPSA in the amount of $1,085,000,000 (the “AMPSA Promissory Note”), which will be paid by AMPSA in cash at the Closing or, if the cash payment to AMPSA at Closing is less than $1,085,000,000, with a combination of cash and the Ardagh Closing Shares in accordance with Section 2.4(f), and (iv) a contingent right to receive the Earnout Shares in accordance with the terms and subject to the conditions set forth in Section 3.6 (the consideration set forth in clause (b), the “Ardagh Consideration”);

WHEREAS, following the closing of the PIPE Investment and the Merger, the GHV Stockholders and the PIPE Investors will hold Shares and the holders of the GHV Warrants will hold the AMPSA Warrants, in each case in the aggregate amounts set forth on Annex A (either directly or through the Exchange Agent to the extent that such GHV Stockholders have not submitted the applicable Letter of Transmittal pursuant to Section 3.8(b));

WHEREAS, the board of directors of GHV (the “GHV Board”) has unanimously (a) determined that this Agreement, the Related Agreements to which GHV is a party, the Merger and the other Transactions are fair to, and in the best interests of, GHV and its stockholders (the “GHV Stockholders”), (b) adopted a resolution approving this Agreement and the Related Agreements, and declaring their advisability, and approving the Merger and the other Transactions, and (c) recommended the adoption of this Agreement and the approval of the Related Agreements, and the approval of the Merger and the other Transactions by the GHV Stockholders (such adoption and approval by the GHV Stockholders, the “GHV Stockholder Approval”);

WHEREAS, the board of directors of Ardagh and the board of directors of AMPSA (the “AMPSA Board”) have each determined that the Transactions are in the best interests of Ardagh and AMPSA, respectively, and have approved this Agreement, the Related Agreements and, except for AMPSA’s adoption of this Agreement as the sole stockholder of MergeCo, which shall be provided pursuant to Section 6.23, the Transactions;

WHEREAS, in connection with the Closing, AMPSA, Ardagh, Gores Sponsor V LLC, a Delaware limited liability company (the “Sponsor”), and certain other parties will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B; and

WHEREAS, in connection with the Closing, AMPSA and Ardagh will enter into a Shareholders Agreement (the “Shareholders Agreement”) substantially in the form attached hereto as Exhibit C.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.  Capitalized terms used in this Agreement have the meanings set forth below.

“Action” means any action, suit, proceeding, arbitration, claim, demand, litigation, prosecution, contest, investigation, inquiry, hearing, inquest, audit, complaint, dispute or other legal recourse, in each case, by or before a Governmental Authority or arbitration tribunal, whether civil, criminal, administrative, disciplinary or otherwise.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternate Ardagh Combination” means, with respect to any of the AMP Entities or the AMP Business, any Business Combination other than the Transactions, including the Merger.

“Alternate GHV Combination” means, with respect to GHV, any Business Combination other than the Transactions, including the Merger.

“AMP Business Employee” means an employee of the AMP Entities following the Pre-Closing Restructuring.

“AMP Business Plan” means a Plan (a) that is sponsored, maintained or contributed to, or is required to be contributed to, by Ardagh or its Affiliates (including the AMP Entities) for the benefit of any current or former director, manager, officer, consultant (who is a natural person) or employee of an AMP Entity providing substantially all of his or her services to the AMP Business, including any AMP Business Employee, or his or her dependents or beneficiaries or (b) with respect to which the AMP Entities has or would reasonably be expected to have any Liability.

“AMP Consolidated Financial Statements” means the unaudited combined income statements, statements of comprehensive income and statements of cash flows of the AMP Business for each of the years ended December 31, 2020, 2019 and 2018 and as at December 31, 2020, 2019, 2018 for the combined statements of financial position, which have been prepared on a carve-out basis from the audited consolidated financial statements of Ardagh (in the case of the 2018 and 2019 financial years) and the unaudited consolidated financial statements of Ardagh (in the case of the 2020 financial year) to represent the financial position and performance of the AMP Business as if the AMP Business had existed on a stand-alone basis for each of the years ended December 31, 2020, 2019 and 2018 and as at December 31, 2020, 2019, and 2018 (together with the notes, if any, relating thereto).

“AMP Entities” means the Subsidiaries of Ardagh set forth on Annex B; provided, that for purposes of the representations and warranties contained in Article IV and the covenants set forth in Section 6.1, to the extent applicable, the AMP Entities shall be deemed to refer to such Persons on Annex B after giving effect to the Pre-Closing Restructuring.

“AMP Material Adverse Effect” means with respect to the AMP Business (including the AMP Entities), any fact, condition, change, effect, event, occurrence or development that, individually or in the aggregate when taken together with all such other facts, conditions, changes, effects, events, occurrences or developments, would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the AMP Business or the AMP Entities, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been an AMP Material Adverse Effect:  (a) any fact, condition, change, effect, event, occurrence or development arising out of or resulting from the disclosure (but, for the avoidance of doubt, not the consummation) or pendency of the Transactions, including by reason of the identity of GHV as a party to this Agreement; (b) any fact, condition, change, effect, event, occurrence or development:  (i) in the financial, banking or securities markets (including interest rates, exchange rates and commodity prices) in general, or economic, regulatory or political conditions in general; (ii) generally affecting the industries in which the AMP Business operates; or (iii) resulting from natural disasters, epidemics, pandemics (including COVID-19 or any COVID-19 Measures), acts of God, war, sabotage or terrorism, or an escalation or worsening thereof; (c) any failure by the AMP Entities to meet any internal or published projections, forecasts or revenue or earnings predictions in and of itself (it being understood that this clause (c) shall not prevent or otherwise affect a determination that any fact, condition, change, effect, event, occurrence or development underlying such failure has resulted in, or contributed to, an AMP Material Adverse Effect); (d) changes in Law or accounting standards or authoritative interpretations thereof after the date of this Agreement; (e) any action or inaction expressly approved or consented to in writing by GHV after the date of this Agreement; or (f) any action expressly required to be taken by Ardagh or AMPSA pursuant to the terms of this Agreement (other than pursuant to Section 6.1(a)); provided that in the case of the foregoing clauses (b) and (d), any such fact, condition, change, effect, event, occurrence or development may be taken into account to the extent it has a disproportionately adverse effect on the AMP Business (taken as a whole) as compared to other participants in the industries and markets in which the AMP Business operates (in respect of the business conducted by them in such industries), but solely to the extent of such disproportionate effect.

“AMP Transfer” means the contribution or transfer by Ardagh (or one or more of its Subsidiaries), as part of the Pre-Closing Restructuring, of all the issued and outstanding equity interests in the AMP Entities to AMPSA (or one or more of its Subsidiaries) in exchange for the Ardagh Consideration.

“AMPSA Taxes” means any Taxes with respect to the AMP Business other than Transfer Taxes, which are addressed in Section 6.13(c).

“AMPSA VWAP” means, for each trading day, the daily volume weighted average price (based on such trading day) of the Shares on the Trading Market as reported by Bloomberg Financial L.P.

“Ardagh Bank Account” means the bank account(s) to be designated by Ardagh in a written notice to GHV and AMPSA at least two (2) Business Days prior to the Closing Date.

“Ardagh Consolidated Group” means any affiliated, combined, unitary, consolidated or similar Tax group of which Ardagh or any of its Affiliates (other than any AMP Entity), on the one hand, and any AMP Entity, on the other hand, are or were members.

“Ardagh Disclosure Schedules” means the disclosure schedules delivered by Ardagh concurrently with the execution and delivery of this Agreement.

“Ardagh Entities” means Ardagh and its Affiliates (other than any AMP Entity).

“Ardagh Existing Indebtedness” means, collectively, Indebtedness and other obligations under (a) that certain Credit and Guaranty Agreement, dated as of December 7, 2017, by and among, inter alios, Ardagh, as the parent, the borrowers from time to time party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, (b) that certain senior indenture, dated as of January 30, 2017, by and among Ardagh Packaging Finance plc and Ardagh Holdings USA, Inc., as issuers (collectively, the “Issuers”), Citibank, N.A., London Branch, as trustee, principal paying agent and transfer agent, Citibank, N.A., as U.S. paying agent, Ardagh, as parent guarantor, the subsidiary guarantors listed therein and Citigroup Global Markets Deutschland AG, as registrar, (c) that certain senior indenture, dated as of June 12, 2017, by and among the Issuers, Citibank, N.A., London Branch, as trustee, principal paying agent and transfer agent, Ardagh, as parent guarantor, the subsidiary guarantors listed therein and Citigroup Global Markets Deutschland AG, as registrar, (d) that certain senior secured indenture, dated as of August 12, 2019 by and among the Issuers, Citibank, N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Ardagh, as parent guarantor, the subsidiary guarantors listed therein and Citigroup Global Markets Europe AG, as registrar (the “Registrar”), (e) that certain senior indenture, dated as of August 12, 2019, by and among the Issuers, Citibank, N.A., London Branch, as trustee, principal paying agent and transfer agent, Ardagh, as parent guarantor, the subsidiary guarantors listed therein and the Registrar, (f) that certain senior secured indenture, dated as of April 8, 2020, by and among the Issuers, Citibank, N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Ardagh, as parent guarantor, the subsidiary guarantors listed therein and the Registrar, (g) that certain senior indenture, dated as of June 2, 2020, by and among the Issuers, Citibank, N.A.,

London Branch, as trustee, principal paying agent and transfer agent, Ardagh, as parent guarantor, the subsidiary guarantors listed therein and the Registrar, (h) that certain senior secured indenture, dated as of June 10, 2020, by and among the Issuers, Citibank, N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Ardagh, as parent guarantor, the subsidiary guarantors listed therein and the Registrar and (i) that certain senior secured indenture, dated as of November 20, 2019, by and among ARD Finance S.A. as issuer, Citibank, N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent and the Registrar, in each case of the foregoing clauses (a) through (i), together with any security agreements, guaranty agreements, intercreditor agreements, pledge agreements, mortgages, deeds of trust, collateral assignment, control agreements and other agreements related thereto, in each case, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time prior to the Closing Date.

“Ardagh Retained Business” means the businesses of Ardagh (other than the AMP Business).

“Ardagh Taxes” means any Taxes with respect to the Ardagh Retained Business other than Transfer Taxes, which are addressed in Section 6.13(c).

“Business Combination” means, with respect to any Party, any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Business Day” means a day other than (a) a Saturday or Sunday or (b) any other day on which banks located in New York, NY, or Luxembourg City, Luxembourg are required or authorized by Law to be closed for business.

“Business Information Technology” means all tangible or digital computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware), software (including source code and object code) and telecommunications systems used or held for use by any of the AMP Entities.

“Business IP Agreements” means all Contracts pursuant to which any license, sublicense, right, option, permission, consent, covenant not to sue or release, in each case of the foregoing, regarding the use of any Intellectual Property is (a) granted by any third party to (i) any of the AMP Entities or (ii) Ardagh or any of its Affiliates (other than the AMP Entities) and which Intellectual Property is used or practiced, or held for use or practice, by any of the AMP Entities or in connection with the AMP Business (in each case of (i) and (ii), excluding (A) “shrink-wrap” and “click-wrap” licenses, and other non-exclusive licenses, in each case, for generally commercially available software licensed on standard and non-negotiable terms with aggregate or annual license and maintenance fees (whichever is higher) attributable to the AMP Business of less than $50,000, (B) Contracts for generally commercially available software, hardware or other information technology equipment or related services, in each case, provided under the Services Agreement and (C) any Contract entered into in the ordinary course of business that contains only non-exclusive licenses of Intellectual Property that are ancillary to the primary purpose of the Contract) or (b) granted by any of the AMP Entities to any third party

(excluding non-exclusive licenses granted by any AMP Entity to its customers and service providers, in each case, in the ordinary course of business).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement with an Employee Representative Body impacting the terms, conditions or liabilities of, to or in connection with, the AMP Business Employees.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 25, 2020, by and between Ardagh and GHV.

“Contract” means any legally-binding contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down (including, the shutdown of air transport and cargo routes, shut down of foodservice or certain business activities), closure (including business and border closures), sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, in each case, in connection with or in response to COVID-19.

“Debt Financing” means the debt financing pursuant to the Commitment Letter or such other alternative financing arrangements to be incurred by the AMPSA Financing Parties in respect of the Transactions, in an amount which would yield net proceeds of not less than $2,315,000,000 and have an aggregate principal amount of no more than $2,800,000,000.

“Debt Financing Sources” means each Person that shall provide or facilitate the provision of the Debt Financing to one or more AMPSA Financing Parties or one or more of its or their Subsidiaries, including the Commitment Debt Financing Sources.  With respect to any offering of securities involving an underwriter, initial purchaser, placement agent or similar party, the Debt Financing Sources in relation to such offering shall mean each Person that is an underwriter, initial purchaser, placement agent or similar party in such capacity and shall not include investors purchasing such securities.

“Disclosure Schedules” means the Ardagh Disclosure Schedules and the GHV Disclosure Schedules.

“Earnout Shares” means the 60,730,000 Shares that Ardagh has a contingent right to receive following the Closing as a component of the Ardagh Consideration in accordance with the terms and subject to the conditions set forth in Section 3.6.

“Employee Representative Body” means any works’ council, labor union, trade union or similar employee representative body in any jurisdiction.

“Encumbrance” means any encumbrance, mortgage, fixed or floating charge, pledge, lien, restriction, guarantee, trust, right to acquire, option or right of pre-emption or first refusal, assignment, hypothecation, security interest, title retention, legal or equitable third party right or interest, including any assignment by way of security or trust arrangement for the purpose of providing security, encroachment, deed of trust or deed to secure debt, recorded or unrecorded easement, right of way, covenant, condition, license, reservation, subdivision and other defects of title of any kind or rights of others for rights of way, utilities and similar purposes that adversely affect real property, or, in any case, any agreement to create any of the foregoing.

“Environmental Laws” means any Law pertaining to or otherwise relating to:  (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water, natural resources and biota) or human health and safety (but only with respect to exposure to Hazardous Materials); or (b) the use, registration, management, generation, storage, treatment, recycling, transportation, Release, threatened Release, investigation or remediation of Hazardous Materials.

“Environmental Permits” means any license, permit, approval, certificate, registration, restriction or other authorization issued by or required from any Governmental Authority, issued under Environmental Laws.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which together with Ardagh or any of its Subsidiaries would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“FinanceCo” means one or more indirect Subsidiaries of AMPSA.

“GAAP” means United States generally accepted accounting principles, as in effect on the date of this Agreement.

“GHV Available Cash” means, as of the date of determination, (a) the amount of immediately available funds contained in the Trust Account available for release to GHV, plus (b) all funds held by GHV outside of the Trust Account and immediately available to GHV.

“GHV Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of GHV.

“GHV Class F Common Stock” means the Class F common stock, par value $0.0001 per share, of GHV.

“GHV Class F Conversion Ratio” means the ratio at which each share of GHV Class F Common Stock is automatically convertible into shares of GHV Class A Common Stock pursuant to Section 4.3(b) of GHV’s Second Amended and Restated Certificate of Incorporation.

“GHV Closing Cash Amount” means GHV Available Cash as of the Closing after giving effect to any payments to be made in connection with the GHV Stock Redemption.

“GHV Common Stock” means, collectively, the GHV Class A Common Stock and the GHV Class F Common Stock.

“GHV Disclosure Schedules” means the disclosure schedules delivered by GHV concurrently with the execution and delivery of this Agreement.

“GHV Intervening Event” means an event, fact, development, circumstance or occurrence first arising after the date of this Agreement that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the AMP Business or the AMP Entities, taken as a whole (but specifically excluding any (a) Contract, proposal, offer or indication of interest in any form, written or oral, relating any Business Combination with respect to GHV, (b) changes in the general economy, capital markets or any declines or improvements in financial markets and (c) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures) and that was not known by or the consequences of which were not reasonably foreseeable to the GHV Board as of the date of this Agreement, and that becomes known to the GHV Board after the date of this Agreement.

“GHV Material Adverse Effect” means with respect to GHV, any fact, condition, change, effect, event, occurrence, or development that, individually or in the aggregate when taken together with all such other facts, conditions, changes, effects, events, occurrences or developments, would reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of GHV; provided, however, that none of the following shall be taken into account in determining whether there has been a GHV Material Adverse Effect:  (a) any fact, condition, change, effect, event, occurrence or development arising out of or resulting from the disclosure (but, for the avoidance of doubt, not the consummation) or pendency of the Transactions, including by reason of the identity of Ardagh as a party to this Agreement; (b) any fact, condition, change, effect, event, occurrence or development:  (i) in the financial, banking or securities markets (including interest rates, exchange rates and commodity prices) in general, or economic, regulatory or political conditions in general; (ii) generally affecting the industries in which GHV operates; or (iii) resulting from natural disasters, epidemics, pandemics (including COVID-19 or any COVID-19 Measures), acts of God, war, sabotage or terrorism, or an escalation or worsening thereof; (c) any failure by GHV to meet any internal or published projections, forecasts or revenue or earnings predictions in and of itself (it being understood that this clause (c) shall not prevent or otherwise affect a determination that any fact, condition, change, effect, event, occurrence or development underlying such failure has resulted in, or contributed to, an GHV Material Adverse Effect); (d) changes in Law or accounting standards or authoritative interpretations thereof after the date of this Agreement; (e) any action or inaction expressly approved or consented to in writing by

Ardagh after the date of this Agreement; or (f) any action expressly required to be taken by GHV pursuant to the terms of this Agreement.

“GHV Merger Consideration” means, collectively, (a) GHV Shares Consideration and (b) the AMPSA Warrants to be issued to the holders of GHV Warrants pursuant to Section 3.10.

“GHV Minimum Cash Amount” means an amount equal to $685,000,000.

“GHV Preferred Stock” means the preferred stock, par value $0.0001 per share, of GHV.

“GHV Proposals” means the proposals to be made by the GHV Board to the GHV Stockholders pursuant to the GHV Organizational Documents and applicable Law to (a) adopt this Agreement, (b) approve the Transactions, including the Merger, and (c) approve any other proposals the Parties mutually agree are necessary or desirable to effect the Transactions.

“GHV Required Proposals” means proposals made by the GHV Board to the GHV Stockholders pursuant to the GHV Organizational Documents and applicable Law to (a) adopt this Agreement and (b) approve the Transactions, including the Merger.

“GHV Shares Consideration” means the Shares exchanged for the GHV Closing Shares pursuant to Section 3.7(b)(i).

“GHV Units” means one share of GHV Class A Common Stock and one-fifth of one GHV Warrant.

“GHV Warrant Agreement” means that certain Warrant Agreement, dated as of August 10, 2020, by and between GHV and the Trustee, as warrant agent.

“Governmental Authority” means any U.S. or non-U.S. national, federal, state, local, supranational, regional, or provincial government or any court of competent jurisdiction, administrative or regulatory agency, board, bureau, arbitrator, tribunal, or arbitral body or commission or other national, state, local, supranational, regional or provincial governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by any Governmental Authority.

“Hazardous Materials” means any per- and polyfluoroalkyl substances, petroleum products, used or waste petroleum products, polychlorinated biphenyls and asbestos and any material, substances or waste that is defined, regulated or otherwise characterized as toxic, hazardous, radioactive, or as a contaminant, pollutant or words of similar meaning or effect under any applicable Environmental Law.

“IFRS” means the International Financial Reporting Standards and related interpretations as issued by the International Accounting Standards Board (IASB).

“Indebtedness” means, as of any time, without duplication, as applied to any Person, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities and warrants; (c) all liabilities and obligations of such Person in respect of all performance bonds, banker’s acceptances or letters of credit, to the extent drawn; (d) all interest, fees, prepayment or redemption premiums or penalties and other expenses (including breakage costs) owed with respect to any indebtedness, liabilities or obligations of the type referred to in clauses (a) to (c); and (e) all indebtedness, liabilities or obligations of the type referred to in the foregoing clauses (a) through (d) that is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase, guarantee or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.  For purposes of this definition, all lease obligations of such Person, including those which are required to be capitalized in accordance with GAAP or IFRS, shall be excluded.

“Intellectual Property” means all intellectual property worldwide, including the following:  (a) patents and patent applications, all divisionals, continuations, continuations-in-part, revisions, renewals, extensions, substitutions and re-examinations and reissues thereof and all industrial design rights and utility models (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, community design rights, Internet domain names, and all other identifiers indicating a business or source of goods or services, together with the goodwill associated exclusively with any of the foregoing; (c) copyrights, including copyrights in copyrightable works, works of authorship and computer software, and all database and design rights and rights in data collections, in each case, whether or not registered or published, all moral rights (however denominated) and all other rights equivalent to any of the foregoing  (collectively, “Copyrights”); (d) registrations, applications for registration, renewals, extensions and reversions for any of the foregoing; (e) trade secrets and other proprietary and confidential information (excluding tangible embodiments of such proprietary and confidential information), including all rights in confidential customer lists and know-how (collectively, “Trade Secrets”); (f) all other intellectual property rights arising from software or technology; and (g) all corresponding (including under international treaties or conventions) or equivalent intellectual property rights in or to any of the foregoing anywhere in the world.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“Knowledge of Ardagh” means the actual knowledge, after reasonable inquiry or investigation, of the persons set forth on Annex C.

“Knowledge of GHV” means the actual knowledge, after reasonable inquiry or investigation, of the persons set forth on Annex D.

“Law” means any U.S. or non-U.S. national, federal, state, provincial, local or supranational law (including common law), statute, code, Governmental Order, consent decree, doctrine, ordinance, rule, regulation, treaty or other legal requirement of any Governmental Authority.

“Leased Real Property” means real property leased, subleased, sub-subleased, licensed, sub-licensed by an AMP Entity.

“Liabilities” means any and all liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, determined or determinable, or matured or unmatured.

“Loss” or “Losses” means any damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, fines, penalties, diminution in value and out-of-pocket costs and expenses (including penalties and expenses incurred in investigating, ongoing monitoring, defending and settling any proceeding, including reasonable attorneys’ fees and out-of-pocket disbursements).

“MergeCo Stockholder Approval” means the adoption of this Agreement by AMPSA as the sole stockholder of MergeCo.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“NYSE” means the New York Stock Exchange.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means:  (a) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Owned Intellectual Property” means all Intellectual Property owned by or claimed to be owned by any of the AMP Entities.

“Owned Real Property” means real property owned by an AMP Entity, together with all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of such party attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means any permit, approval, consent, license, franchise, registration, certificate, or similar authorization, from any Governmental Authority.

“Permitted Encumbrance” means any (a) Encumbrances for Taxes, assessments or other Governmental Authority charges or levies that are (i) not yet due and payable, (ii) due but not delinquent or (iii) that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been maintained in accordance with GAAP or IFRS, as applicable; (b) statutory Encumbrances of landlords, carriers, warehousemen, mechanics, materialmen and repairmen for amounts not yet due or due but not delinquent or being contested in good faith by appropriate proceedings; (c) Encumbrances incurred or deposits made to a Governmental Authority in connection with a Permit; (d) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) imperfections of title and other recorded or unrecorded Encumbrances with respect to real property, in each case, that do not, individually or in the aggregate, (i) interfere with the present use of or occupancy of the affected real property in any material respect or (ii) impair in any material respect the ability of such parcel to be mortgaged or sold, leased or subleased for its present use; (f) Encumbrances not created by Ardagh or any of its Affiliates that affect the underlying fee interest of any Leased Real Property; (g) rights of a lessor under an operating lease or capitalized lease or of any licensor under a license (excluding any license of Intellectual Property), in each case, entered into in the ordinary course of business; (h) license, sublicense, right, option, permission or consent, in each case of the foregoing, that is non-exclusive and granted in the ordinary course of business regarding the use of Intellectual Property; (i) zoning, building, subdivision, land use, environmental regulations and other similar restrictions or requirements relating to the use or occupancy of real property, in each case, that do not, individually or in the aggregate, (i) interfere with the present use of or occupancy of the affected real property in any material respect or (ii) impair in any material respect the ability of such parcel to be mortgaged or sold, leased or subleased for its present use; (j) Encumbrances resulting from the Ardagh Existing Indebtedness, but solely to the extent such Encumbrances are released at or prior to the Closing; (k) Encumbrances resulting from the Debt Financing and (l) the Encumbrances set forth on Section 1.1 of the Ardagh Disclosure Schedules.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Governmental Authority or any political subdivision, agency or instrumentality thereof.

“Personal Information” means, in addition to any definition for “personal information” or any equivalent term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law, or by any of the AMP Entities (or by Ardagh or any of its Affiliates (other than the AMP Entities) and related to the AMP Business) in any of its respective privacy policies, notices or contracts, all information that identifies or could be used to identify an individual person.  Personal Information may relate to any individual, including a current, prospective or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Plan” means each employment, compensation, benefits, severance or termination, consulting, bonus, deferred compensation, equity, phantom-equity, or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, program, agreement or arrangement, whether or not in writing and whether or not funded, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) but excluding any plan or program sponsored by a Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period beginning on the day after the Closing Date.

“Privacy Laws” means any and all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Brazilian General Data Protection Law (LGPD), and EU General Data Protection Regulation (GDPR), any applicable Laws relating to breach notification or marketing in connection with any Personal Information, and any Laws relating to the use of biometric identifiers.

“Prospectus Regulation” means the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Registered” means issued by, registered, recorded or filed with, renewed or extended by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulatory Approvals” means (a) any applicable requirements of any Securities Laws and (b) the filing of the Certificate of Merger in accordance with the DGCL.

“Related Agreements” means the Registration Rights and Lock-Up Agreement, the Shareholders Agreement, the Subscription Agreements, the Services Agreement, the Transfer Agreement, the Warrant Assignment, Assumption and Amendment Agreement and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment of any Hazardous Materials.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective professional advisors, directors, officers, members, managers, stockholders, partners, employees, agents and authorized representatives.

“Sanctioned Country” means Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means (a) any Person located, organized, or resident in a Sanctioned Country, (b) any Person named on any OFAC sanctions list, including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List, and (c) any other Person who is the subject or target of Sanctions.

“Sanctions” means all economic sanctions and regulations maintained by OFAC, including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List and the Foreign Sanctions Evaders List; economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United Nations Security Council, the European Union or her Majesty’s Treasury of the United Kingdom; and any other economic sanctions maintained by a jurisdiction in which the AMP Business or any of the AMP Entities does business or is otherwise subject to jurisdiction.

“SEC” the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or national entity, whether U.S. or non-U.S., and the rules and regulations promulgated thereunder.

“Services Agreement” means the agreement to be entered into by and between Ardagh and AMPSA on substantially the terms set forth on Exhibit D.

“Steps Plan” means that certain Steps Plan, dated February 2, 2021, provided to the Parties by the AMPSA Tax Advisor in connection with the execution and delivery of this Agreement.

“Subsidiary” of any Person means another Person, of which at least a majority of the outstanding securities or ownership interests having, by their terms, ordinary voting power to elect (or direct the election of) a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person or by one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, excise, franchise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, use, value-added, capital, license, severance, stamp, recording, documentary, premium, environmental, capital stock, profits, withholding, registration, customs duties, employment, alternative or add-on minimum, estimated, escheat or other taxes of any kind whatsoever (whether disputed or not), including any related charges, fees, interest, penalties, additions to tax or other assessments imposed by any Taxing Authority.

“Tax Returns” means any return, report, statement, claim, disclaimer, information return or other document (including elections, declarations, disclosures, schedules, estimates or any related or supporting information or attachments thereto) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority that is responsible for the administration or imposition of any Tax.

“Trade Laws” means all applicable customs, import and export Laws and regulations in jurisdictions in which the AMP Business or any of the AMP Entities does business or is otherwise subject to jurisdiction.

“Trading Market” means NYSE or such other stock market on which the Shares shall be trading at the time of determination of AMPSA VWAP.

“Transaction Expenses” means the fees, costs and expenses incurred, accrued, paid or payable by Ardagh or any of its Affiliates (including AMPSA, MergeCo or any of the AMP Entities) or GHV, as the case may be, in connection with the Transactions (including with respect to the Debt Financing, the Pre-Closing Restructuring, the preparation of the PCAOB Financials and the D&O Tail), including any Transfer Taxes in an amount not to exceed $11,000,000, financing fees, legal, accounting, financial advisory, investment banking, underwriting (including, in the case of GHV, deferred underwriting fees) and other advisory, transaction or consulting fees, costs and expenses; provided, that Transaction Expenses shall not include any income, gains or other similar Taxes or any Transfer Taxes in excess of $11,000,000.

“Transactions” means, collectively, the Pre-Closing Restructuring, the Debt Financing, the PIPE Investment, the Merger and the other transactions contemplated by this Agreement and the Related Agreements, including the contribution to AMPSA of the GHV A Shares and the exchange of the GHV Warrants for warrants issued by AMPSA exercisable for Shares.

“Transfer Agreement” means the agreement, in substantially the form attached hereto as Exhibit E, to be entered into by Ardagh and AMPSA prior to the Closing providing for the AMP Transfer and the other transactions to be effected in connection with the Pre-Closing Restructuring and related matters.

“Transfer Taxes” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item.

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof.

Unless otherwise specified, section references in the table below are to Sections of the Agreement.

Defined Term	Section
1915 Law	Recitals
Additional SEC Reports	Section 6.4(a)

Defined Term	Section
Agreement	Preamble
AMBUSA	Section 6.13(b)(i)
AMP Balance Sheet Date	Section 4.6
AMP Business	Recitals
AMP Insurance Policies	Section 4.15
AMP Leases	Section 4.10(b)
AMP Material Contracts	Section 4.9(a)
AMPSA	Preamble
AMPSA Board	Recitals
AMPSA Financing Parties	Section 4.25
AMPSA Promissory Note	Recitals
AMPSA Tax Advisor	Section 6.13(f)
AMPSA Warrants	Section 3.10
Ardagh	Preamble
Ardagh Closing Shares	Section 2.4(f)
Ardagh Consideration	Recitals
Ardagh/AMPSA Group Tax Return	Section 6.13(a)(i)
Approval Requirement	Section 6.24
Certificate of Merger	Section 2.4(d)
Certificates	Section 3.8(b)
Change of Control	Section 3.6(c)
Closing	Section 2.1
Closing Date	Section 2.1
Commitment Conditions Precedent	Section 4.25
Commitment Debt Financing Sources	Section 4.25
Commitment Financing Documents	Section 4.25
Commitment Letter	Section 4.25
Committed Debt Financing	Section 4.25
Contingent Consideration	Section 3.6(a)(v)
Copyrights	Definition of Intellectual Property
D&O Indemnified Party	Section 6.11(a)
D&O Tail	Section 6.11(b)
Debt Financing Documents	Section 6.21(c)
Definitive Debt Financing Agreements	Section 6.21(c)
DGCL	Recitals
Earnout Period	Section 3.6(a)
Effective Time	Section 3.1
Enforceability Exceptions	Section 4.1(b)
Exchange Agent	Section 3.8(a)
Exchange Fund	Section 3.8(a)
Excluded Share	Section 3.7(b)(iii)
Fifth Level Contingent Consideration	Section 3.6(a)(v)
Fifth Triggering Event	Section 3.6(a)(v)
First Level Contingent Consideration	Section 3.6(a)(i)
First Triggering Event	Section 3.6(a)(i)

Defined Term	Section
Fourth Level Contingent Consideration	Section 3.6(a)(iv)
Fourth Triggering Event	Section 3.6(a)(iv)
GHV	Preamble
GHV A Shares	Recitals
GHV Balance Sheet Date	Section 5.6
GHV Board	Recitals
GHV Board Recommendation	Section 6.5(g)
GHV Class F Conversion	Section 3.7(a)
GHV Closing Shares	Section 2.2
GHV Employees	Section 5.13(a)
GHV Financial Statements	Section 5.5(a)
GHV Intervening Event Notice	Section 6.5(h)
GHV Intervening Event Notice Period	Section 6.5(h)
GHV Material Contracts	Section 5.12
GHV Stockholder Approval	Recitals
GHV Stockholders	Recitals
GHV Stockholders’ Meeting	Section 6.5(a)
GHV Stock Redemption	Section 6.5(a)
GHV Warrants	Recitals
Insider Letters	Section 6.24
Insiders	Section 6.24
Intended Tax Treatment	Section 6.13(e)(i)
Interim Period	Section 6.1
Key Customer	Section 4.9(a)(ii)
Key Supplier	Section 4.9(a)(i)
Letter of Transmittal	Section 3.8(b)
Licensed Business Intellectual Property	Section 4.14(c)
MergeCo	Preamble
Merger	Recitals
Non-Redemption Requirement	Section 6.24
Outside Date	Section 8.1(d)
Party and Parties	Preamble
Patents	Definition of Intellectual Property
PCAOB Financials	Section 6.3
PIPE Investment	Recitals
PIPE Investment Amount	Recitals
PIPE Investors	Recitals
Pre-Closing Restructuring	Section 6.17
Product	Section 4.24(a)
Proxy Statement/Prospectus	Section 6.5(a)
Registration Rights and Lock-Up Agreement	Recitals

Defined Term	Section
Registration Statement	Section 6.5(a)
Required Debt Financing Terms	Section 6.21(c)
Rule 144A/Reg S Offering	Section 6.21(a)
SEC Reports	Section 5.5(a)
Second Level Contingent Consideration	Section 3.6(a)(ii)
Second Triggering Event	Section 3.6(a)(ii)
Shareholders Agreement	Recitals
Shares	Recitals
Shares Issuance to GHV Stockholders	Section 3.7(b)(i)
Sponsor	Recitals
Subscription Agreement	Recitals
Surviving Corporation	Recitals
Surviving Provisions	Section 8.2
Tax Claim	Section 6.13(d)(iii)
Tax Officer’s Certificates	Section 6.13(f)
Terminating Ardagh Breach	Section 8.1(b)
Terminating GHV Breach	Section 8.1(c)
Third Level Contingent Consideration	Section 3.6(a)(iii)
Third Triggering Event	Section 3.6(a)(iii)
Trade Secrets	Definition of Intellectual Property
Triggering Event	Section 3.6(a)(v)
Trust Account	Section 5.9
Trust Agreement	Section 5.9
Trustee	Section 5.9
Warrant Assignment, Assumption and Amendment Agreement	Section 3.10

Section 1.2                                    Construction.

(a)                                 All the agreements (including this Agreement), documents or instruments herein defined (excluding any agreements, documents or instruments disclosed in the Disclosure Schedules) mean such agreements, documents or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof.  The headings preceding the text of Articles and Sections included herein are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender, or the singular or plural form of words, herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and permitted assigns.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, from time to time, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.  Unless otherwise specified, references to Articles, Sections, clauses, Exhibits or Annexes shall refer to the Articles, Sections, clauses, Exhibits or Annexes to this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section or sub-Section in which such reference occurs.  The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Annex to this Agreement.  References to amounts of currency are references to United States Dollars unless otherwise indicated.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.  The words “made available,” “provided” or “delivered” to a Party, or similar formulations, means that such materials were (i) provided by electronic transmission directly to a Party’s legal counsel or financial advisors prior to such time or (ii) if applicable, available to such Party (without material redactions) in the electronic data room hosted by the providing Party in connection with the Transactions no later than two (2) calendar days prior to the date of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).  Where the context permits, the word “or” shall mean “and/or.” Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.  References to “manager” shall refer to any individual holding a position equivalent to the position of “director” in a Luxembourg company.

(b)                                 Notwithstanding anything to the contrary contained in the Ardagh Disclosure Schedule or GHV Disclosure Schedule, in this Agreement or in the Related Agreements, the information and disclosures contained in any Section of the Ardagh Disclosure Schedule or GHV Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Ardagh Disclosure Schedule or GHV Disclosure Schedule, as applicable, as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such information or disclosure, without reference to additional documents or information.  Certain items and matters are listed in the Ardagh Disclosure Schedule or GHV Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement.  No reference to, or disclosure of, any item or matter in any Section of the Ardagh Disclosure Schedule or GHV Disclosure Schedule shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in the Ardagh Disclosure Schedule or GHV Disclosure Schedule, as applicable.  Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any contract or Law shall be construed as an admission or indication to any third party that a breach or violation exists or has actually occurred.

(c)                                  The Parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
THE CLOSING TRANSACTIONS

Section 2.1                                    Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the PIPE Investment and the Merger (the “Closing”) shall take place remotely by electronic exchange of executed documents, at a time and date to be specified in writing by the Parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing (the date on which the Closing occurs, the “Closing Date”).  For accounting purposes, the Closing shall be deemed to have occurred at 12:01 a.m., Central European Time, on the Closing Date.

Section 2.2                                    GHV Financing Certificate.  No later than two (2) Business Days prior to the Closing Date, GHV shall deliver to Ardagh written notice setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the GHV Stock Redemption; (b) the amount of GHV Available Cash as of the Closing; (c) GHV’s Transaction Expenses as of the Closing; and (d) the number of GHV A Shares to be outstanding immediately prior to the Closing after giving effect to the cancellation of the shares of GHV Class F Common Stock as described in Section 5.4(a) and the GHV Stock Redemption, but excluding the Excluded Shares (the “GHV Closing Shares”).

Section 2.3                                    Deliveries at Closing.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Ardagh shall deliver to GHV:

(i)                                     a counterpart (or counterparts) to each of the Related Agreements to be entered into by AMPSA, Ardagh or any of their respective Subsidiaries, duly executed by AMPSA, Ardagh and their respective Subsidiaries, as applicable;

(ii)                                  evidence of the consummation of the Debt Financing, together with copies of documentation executed by the lenders or other creditors (or their duly authorized agent or representative, on their behalf) of the Ardagh Existing Indebtedness, evidencing (A) the release of all guarantees of the Ardagh Existing Indebtedness by the AMP Entities and the termination of all other obligations and liabilities of the AMP Entities in respect thereof and (B) the release of all liens, Encumbrances and other security interests granted by the AMP Entities, or otherwise on the assets of the AMP Entities or the AMP Business, securing the Ardagh Existing Indebtedness or guarantees or other obligations or liabilities with respect thereto, in each case, in form and substance reasonably acceptable to GHV;

(iii)                               a copy of the amended articles of association of AMPSA in the form attached as Exhibit G; and

(iv)                              such other documents or certificates as shall be reasonably determined by GHV and its counsel to be required in order to consummate the Transactions.

(b)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GHV shall deliver to Ardagh:

(i)                                     a counterpart (or counterparts) to each of the Related Agreements to be entered into by GHV or the Sponsor, duly executed by GHV and the Sponsor, as applicable;

(ii)                                  a copy of the Certificate of Merger, duly executed by GHV;

(iii)                               resignations of the directors and officers of GHV, to be effective as of, and conditioned upon, the Closing; and

(iv)                              such other documents or certificates as shall be reasonably determined by Ardagh and its counsel to be required in order to consummate the Transactions.

Section 2.4                                    Closing Transactions.  At the Closing, the Parties shall cause the consummation of the following transactions upon the terms and subject to the conditions of this Agreement:

(a)                                 the PIPE Investment Amount shall be paid by the PIPE Investors to AMPSA;

(b)                                 AMPSA shall issue 60,000,000 Shares to the PIPE Investors in accordance with the Subscription Agreements, such issuance of Shares shall be resolved by the AMPSA Board (within the limits and conditions set forth under the articles of association of AMPSA) and the register of shareholders of AMPSA shall be updated accordingly;

(c)                                  GHV shall make any payments to the GHV Stockholders required to be made by GHV in connection with the GHV Stock Redemption;

(d)                                 the certificate of merger with respect to the Merger (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware;

(e)                                  AMPSA shall issue the Shares to be exchanged for the GHV Closing Shares and deposit (or cause to be deposited) such Shares with the Exchange Agent, such Shares being paid up as a matter of the 1915 Law by the contribution in kind to AMPSA of the GHV Closing Shares; and

(f)                                   AMPSA shall pay the AMPSA Promissory Note by wire transfer of immediately available funds to the Ardagh Bank Account; provided that if the sum of the PIPE Investment and the GHV Closing Cash Amount is less than $1,085,000,000, AMPSA shall issue to Ardagh a number of Shares equal to the amount of such deficit divided by $10 (rounded to the nearest whole number) (the “Ardagh Closing Shares”).

Section 2.5                                    Capitalization.  After giving effect to the Transactions, immediately following the Closing, the equity capital structure of AMPSA shall be as set forth on Annex A.

Section 2.6                                    Withholding.  Notwithstanding anything in this Agreement to the contrary, (a) AMPSA shall be entitled to deduct and withhold (i) from cash issued as consideration in the AMP Transfer, (ii) from the GHV Merger Consideration issued in the Merger, and (iii) from any other consideration it issues in connection with this Agreement, such amounts as it is required to deduct and withhold with respect to the payment of such consideration pursuant to any applicable provision of U.S. federal, state, local or non-U.S. Tax law, and (b) any other party making payments pursuant to this Agreement and the AMP Transfer shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold pursuant to any applicable provision of U.S. federal, state, local or non-U.S. Tax law; provided that in each case of clause (a) and (b), the Parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax law.  Without limiting the foregoing, AMPSA may give effect to withholding hereunder by withholding any consideration issued in the form of Shares or other consideration issued in kind, and then selling such portion of such Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Taxing Authorities.  To the extent that amounts are deducted or withheld under this Section 2.6, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been issued or paid to the person in respect of which such deduction and withholding was made, and AMPSA or any other person deducting or withholding amounts hereunder shall disburse such deducted or withheld amounts to the applicable Taxing Authorities in accordance with applicable laws.

ARTICLE III
THE MERGER

Section 3.1                                    Effective Time.  Subject to the terms and subject to the conditions of this Agreement, on the Closing Date GHV and MergeCo shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Ardagh and GHV and specified in the Certificate of Merger, being the “Effective Time”).

Section 3.2                                    The Merger.  At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, MergeCo and GHV shall consummate the Merger, pursuant to which MergeCo shall be merged with and into GHV, following which the separate corporate existence of MergeCo shall cease and GHV shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned subsidiary of AMPSA.

Section 3.3                                    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of MergeCo and GHV shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of MergeCo and GHV set forth in this

Agreement to be performed after the Effective Time.  For purposes of the 1915 Law a contribution-in-kind of the GHV Closing Shares shall be made to AMPSA by or on behalf of the GHV Stockholders, in connection with the Merger against issue of the GHV Shares Consideration upon a share capital increase realized by AMPSA by virtue of the foregoing.

Section 3.4                                    Governing Documents.  At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of MergeCo as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Ardagh MP USA Inc.”

Section 3.5                                    Directors and Officers.

(a)                                 Immediately after the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of MergeCo immediately prior to the Effective Time.

(b)                                 The Parties shall cause the directors and officers of AMPSA immediately following the Effective Time to be comprised of the individuals set forth on Annex E, each to hold office in accordance with the Organizational Documents of AMPSA.

Section 3.6                                    Earnout Shares.

(a)                                 During the five (5)-year period from the one hundred and eightieth (180th) day following the Closing (the “Earnout Period”), AMPSA shall, upon the occurrence of any Triggering Event (as defined below), issue additional Shares to Ardagh (subject to any adjustments pursuant to Section 3.6(d)) as follows:

(i)                                     12,146,000 Shares (the “First Level Contingent Consideration”) if the AMPSA VWAP is greater than or equal to $13.00 over any ten (10) trading days within any thirty (30) trading day period during the Earnout Period (the “First Triggering Event”);

(ii)                                  12,146,000  Shares (the “Second Level Contingent Consideration”) if the AMPSA VWAP is greater than or equal to $15.00 over any ten (10) trading days within any thirty (30) trading day period during the Earnout Period (the “Second Triggering Event”);

(iii)                               12,146,000 Shares (the “Third Level Contingent Consideration”) if the AMPSA VWAP is greater than or equal to $16.50 over any ten (10) trading days within any thirty (30) trading day period during the Earnout Period (the “Third Triggering Event”);

(iv)                              12,146,000 Shares (the “Fourth Level Contingent Consideration”) if the AMPSA VWAP is greater than or equal to $18.00 over any ten (10) trading days within any thirty (30) trading day period during the Earnout Period (the “Fourth Triggering Event”); and

(v)                                 12,146,000 Shares (the “Fifth Level Contingent Consideration” and, together with the First Level Contingent Consideration, the Second Level Contingent Consideration, the Third Level Contingent Consideration and the Fourth Level Contingent Consideration, the “Contingent Consideration”) if the AMPSA VWAP is greater than or equal to $19.50 over any ten (10) trading days within any thirty (30) trading day period during the Earnout Period (the “Fifth Triggering Event” and, each of it and the First Triggering Event, the Second Triggering Event, the Third Triggering Event and the Fourth Triggering Event, a “Triggering Event”).

(b)                                 Within five (5) Business Days after the occurrence of a Triggering Event, if at all, AMPSA shall issue or cause to be issued to Ardagh the applicable Contingent Consideration.  Each tranche of Contingent Consideration in respect of a Triggering Event shall be paid only once, if at all; provided that the achievement of any higher level Triggering Event shall also cause any applicable lower level Triggering Event to be achieved, to the extent not previously achieved; provided, further, that for the avoidance of doubt, Ardagh shall not, subject to Section 3.6(d), be entitled to receive more than 60,730,000 Shares pursuant to this Section 3.6.

(c)                                  If a Change of Control of AMPSA occurs during the Earnout Period that reflects a per Share price equal to or in excess of any applicable AMPSA VWAP required in connection with a Triggering Event, then, immediately prior to the consummation of such Change of Control, any Triggering Event with an AMPSA VWAP equal to or less than the per Share price with respect to the Change of Control of AMPSA that has not been previously achieved shall be deemed to be achieved and AMPSA shall issue or cause to be issued to Ardagh the applicable Contingent Consideration.  For the purposes of this Agreement, a “Change of Control” shall be deemed to occur with respect to AMPSA upon:

(i)                                     a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of the AMP Entities, taken as a whole;

(ii)                                  a merger, consolidation or other business combination of AMPSA resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) (other than Ardagh) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of AMPSA or the surviving Person outstanding immediately after such combination; or

(iii)                               any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) (other than Ardagh) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of AMPSA representing more than fifty percent (50%) of the voting power of the capital stock of AMPSA entitled to vote for the election of directors of AMPSA.

(d)                                 The Contingent Consideration and the AMPSA VWAP shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares (rounded to the nearest whole number), occurring on or after the date of this Agreement and prior to the time the applicable Contingent Consideration is delivered to Ardagh (i.e., the Contingent Consideration and AMPSA VWAP shall only be so adjusted with respect to tranches of such Contingent Consideration that, as of the date of such change, have not yet been issued to Ardagh).

(e)                                  AMPSA shall, at all times, keep available for issuance a sufficient number of unissued Shares to permit AMPSA to satisfy its issuance obligations set forth in Section 3.6(a) and shall take all actions required to increase the authorized number of Shares if at any time there shall be insufficient unissued Shares to permit such reservation.  AMPSA shall take such reasonable actions as are requested by Ardagh to evidence the issuances of Shares pursuant to this Section 3.6 and, if requested, through the delivery of duly and validly executed certificates or instruments representing the applicable portion of the Contingent Consideration.

Section 3.7                                    Treatment of GHV Capital Stock in the Merger.

(a)                                 Immediately prior to the Effective Time, each share of GHV Class F Common Stock then issued and outstanding (which shall not include the 3,281,250 shares of GHV Class F Common Stock canceled as described in Section 5.4(a)) shall automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable GHV A Shares equal to the GHV Class F Conversion Ratio (the “GHV Class F Conversion”);

(b)                                 Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of GHV, MergeCo, AMPSA, Ardagh or the holders of any of the following securities:

(i)                                     each of the GHV Closing Shares shall be exchanged with AMPSA for one (1) validly issued, fully paid and nonassessable Share in accordance with Section 251(b)(5) of the DGCL, which exchange for purposes of the 1915 Law shall constitute a contribution-in-kind, to be reported on by a réviseur d’entreprises agréé, of such GHV Closing Shares from the Exchange Agent on behalf of the GHV Stockholders, as detailed in Section 3.8, to AMPSA in exchange for the Shares, upon a share capital increase realized by AMPSA in the context of the Merger, it being noted that such share capital increase of AMPSA and the issuance of the Shares shall be resolved by the AMPSA Board (within the limits and conditions set forth under the articles of association of AMPSA) and the shareholder register of AMPSA shall be updated accordingly and, following such resolution by the AMPSA Board, a representative of the AMPSA Board shall appear within thirty (30) days of the Closing Date, in front of a Luxembourg notary to record the capital increase and the issuance of the Shares in a constat d’augmentation de capital (the “Shares Issuance to GHV Stockholders”), which Shares AMPSA shall cause to be delivered in accordance with its obligations set forth in Section 2.4(e) and Section 3.8;

(ii)                                  upon the Shares Issuance to GHV Stockholders, all the GHV Closing Shares shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing the GHV Closing Shares and (B) each book-entry account formerly representing any uncertificated the GHV Closing Shares shall thereafter, in case of both (A) and (B), only represent the right to receive the GHV Shares Consideration;

(iii)                               each share of GHV Common Stock held in GHV’s treasury or owned by MergeCo immediately prior to the Effective Time (each an “Excluded Share”) shall, by virtue of the Merger and without any further action on the part of GHV, MergeCo, AMPSA or Ardagh, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(iv)                              each share of common stock, par value $0.0001 per share, of MergeCo issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 3.8                                    Exchange of Certificates.

(a)                                 Exchange Agent.  On the Closing Date and upon the Effective Time, in accordance with Section 3.7(b)(i), AMPSA shall issue, and shall deposit with a bank or trust company that shall be designated by GHV and is reasonably satisfactory to Ardagh (the “Exchange Agent”), for the benefit of the holders of the GHV Closing Shares, for exchange in accordance with this Section 3.8, the number of Shares (in uncertificated form or book-entry form) sufficient to deliver the GHV Shares Consideration (the “Exchange Fund”).  AMPSA shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the GHV Shares Consideration out of the Exchange Fund in accordance with this Agreement.  Except as contemplated by this Section 3.8, the Exchange Fund shall not be used for any other purpose.

(b)                                 Exchange Procedures.  As promptly as practicable after the Effective Time, AMPSA shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of the GHV Closing Shares entitled to receive the GHV Shares Consideration pursuant to Section 3.7(b) a letter of transmittal, which shall be in a form reasonably acceptable to GHV and Ardagh (the “Letter of Transmittal”), along with instructions for use in effecting the surrender of the certificates evidencing such GHV A Shares (collectively, the “Certificates”) pursuant to the Letter of Transmittal.  Within five (5) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and AMPSA shall cause the Exchange Agent to deliver, the applicable GHV Shares Consideration, and the Certificates so surrendered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 3.8, each Certificate entitled to receive a portion of the GHV Shares Consideration in accordance with Section 3.7(b) shall be deemed at all times after the Effective Time, as the case may be, to represent only the right to receive upon such surrender the GHV Shares Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.7(b).

(c)                                  The GHV Shares Consideration delivered upon the exchange of the GHV Closing Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such GHV Closing Shares.

(d)                                 Adjustments to GHV Shares Consideration.  The GHV Shares Consideration shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GHV Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(e)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of GHV A Shares with respect to the GHV Shares Consideration for six (6) months after the Effective Time shall be delivered to AMPSA, and any holders of the GHV Closing Shares who have not theretofore complied with this Section 3.8 shall thereafter look only to AMPSA for the GHV Shares Consideration.  Any portion of the Exchange Fund with respect to the GHV Shares Consideration remaining unclaimed by holders of the GHV Closing Shares, as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of AMPSA free and clear of any claims or interest of any person previously entitled thereto.

(f)                                   No Liability.  None of the Exchange Agent, GHV, AMPSA, the Surviving Corporation or any of their respective Affiliates shall be liable to any holder of GHV Common Stock for any such GHV Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.8.

(g)                                  Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional Shares will be issued, and any GHV Stockholder otherwise entitled to receive a fractional Share but for this Section 3.8(g) (after aggregating all fractional Shares that otherwise would be received by such GHV Stockholder) shall be entitled to receive in lieu of such fractional Share: (i) one Share if the aggregate amount of the fractional Share such GHV Stockholder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no Share if the aggregate amount of the fractional Share such GHV Stockholder would otherwise be entitled to is less than 0.50.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the GHV Shares Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.7(b).

Section 3.9                                    Stock Transfer Books.  At the Effective Time, following the recordation of the Transactions in the share records of AMPSA, the stock transfer books of GHV shall be closed and there shall be no further registration of transfers of GHV Common Stock thereafter on the records of GHV.  From and after the Effective Time, the holders of Certificates representing GHV Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such GHV Common Stock, except as otherwise provided in this Agreement (including the right to receive Shares pursuant to the terms and subject to the conditions of this Agreement) or by applicable Law.  On or after the Effective Time, any

Certificates validly presented to the Exchange Agent or AMPSA shall be converted into the right to receive the GHV Shares Consideration in accordance with the provisions of Section 3.7(b).

Section 3.10                             GHV Warrants.  At the Effective Time, each GHV Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to the GHV Warrant Agreement, cease to represent a right to acquire the number of GHV A Shares set forth in such GHV Warrant and shall be converted in accordance with the terms of such GHV Warrant Agreement, at the Effective Time, into a right to acquire that number of Shares equal to the number of GHV A Shares set forth in such GHV Warrant (an “AMPSA Warrant” and collectively, the “AMPSA Warrants”) on substantially the same terms as were in effect immediately prior to the Effective Time under the terms of the GHV Warrant Agreement.  The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.10, including entering into, together with the warrant agent under the GHV Warrant Agreement, the Warrant Assignment, Assumption and Amendment Agreement substantially in the form attached hereto as Exhibit F (the “Warrant Assignment, Assumption and Amendment Agreement”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ARDAGH

Except as set forth in the Ardagh Disclosure Schedules, Ardagh represents and warrants to GHV as follows as of the date of this Agreement and as of the Closing Date (provided that representations that by their terms speak specifically as of the date of this Agreement or another date, shall be deemed given as of such date):

Section 4.1                                    Organization and Authority.

(a)                                 Each of Ardagh, AMPSA and MergeCo is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (to the extent such concepts are recognized under applicable Law).  Each of Ardagh, AMPSA and MergeCo has all requisite power and authority to conduct its respective business as it is now being conducted and, if applicable, to own, lease and operate its property and assets, except where the failure to have such power and authority would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole.  Each of Ardagh, AMPSA and MergeCo has all requisite corporate or limited liability company power and authority to enter into this Agreement and each of the Related Agreements to which it is a party, and, following receipt of the MergeCo Stockholder Approval, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Each of Ardagh, AMPSA and MergeCo is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business requires such licensing or qualification, except to the extent that the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole.  Ardagh has made available to GHV true, correct and complete copies of the Organizational Documents of each of Ardagh, AMPSA and MergeCo as in effect on the date of this Agreement.

(b)                                 The execution and delivery of this Agreement and each of the Related Agreements to which it is a party by Ardagh, AMPSA or MergeCo, the performance by Ardagh, AMPSA or MergeCo of its obligations hereunder and thereunder and the consummation by Ardagh, AMPSA or MergeCo of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Ardagh, AMPSA or MergeCo, as applicable, including receipt of any necessary board, manager, member, stockholder or similar approvals, subject to the receipt of MergeCo Stockholder Approval.  Other than the receipt of the MergeCo Stockholder Approval, no other action on the part of Ardagh, AMPSA or MergeCo (or any of the stockholders or other equityholders of any such Person) is necessary to authorize this Agreement and the Related Agreements to which Ardagh, AMPSA or MergeCo is a party or the consummation of the Transactions.  This Agreement has been, and upon their execution and delivery each of the Related Agreements to which Ardagh, AMPSA or MergeCo is a party shall have been, duly executed and delivered by it, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution the Related Agreements to which Ardagh, AMPSA or MergeCo is a party shall constitute, subject only to the receipt of MergeCo Stockholder Approval, the legal, valid and binding obligations of Ardagh, AMPSA or MergeCo, as applicable, enforceable against it in accordance with their respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or applicable equitable principles (whether considered in a proceeding at law or in equity) (the “Enforceability Exceptions”).

Section 4.2                                    Noncontravention.  The execution, delivery and performance by Ardagh, AMPSA and MergeCo of this Agreement and each of the Related Agreements to which Ardagh, AMPSA or MergeCo is party, and the consummation of the Transactions by Ardagh, AMPSA or MergeCo, do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of Ardagh, AMPSA and MergeCo; (b) assuming that all applicable Regulatory Approvals have been obtained, contravene, conflict with or violate any Law or Governmental Order applicable to the AMP Business, or to Ardagh, AMPSA or MergeCo or any of their respective properties or assets; (c) violate, conflict with, result in any breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time, or both, would become a default) under, or result in the loss of any right or benefit under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on, require any consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration or cancellation of, any AMP Material Contract or Permit, or any Ardagh Existing Indebtedness; or (d) otherwise result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the material properties or assets of the AMP Business, except in the case of clauses (b), (c) and (d) for any such breaches, violations, defaults, rights or Encumbrances as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole.

Section 4.3                                    Governmental Authorities; Consents.  Except (a) for the Regulatory Approvals, (b) the recording of the issuance of Shares in a constat d’augmentation de capital passed by a Luxembourg notary and the subsequent registration of such capital increase with the Luxembourg Registre de Commerce et des Sociétés and (c) as may be necessary as a result of any facts or circumstances relating solely to GHV, no consent, waiver, authorization, license or approval of, action by, filing with or notification to any Governmental Authority is required for the consummation by Ardagh, AMPSA or MergeCo (or any AMP Entity) of the Transactions or the execution, delivery and performance of this Agreement and the Related Agreements to which they are a party, except where the failure to obtain such consent, waiver, authorization, license, approval or action or to make such filing or notification would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole.

Section 4.4                                    Capitalization.

(a)                                 A true, correct and complete list of the AMP Entities, together with the jurisdiction of organization or incorporation of each AMP Entity and a description of the capitalization of each such AMP Entity and the names of the record owners of all securities and other equity interests in each AMP Entity, in each case, as of the date of this Agreement, is set forth on Section 4.4 of the Ardagh Disclosure Schedule.  Each AMP Entity has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or entity power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole.  Each AMP Entity is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities requires it to be so licensed or qualified and in good standing, as applicable, except where the failure to be so licensed or qualified, would not have an AMP Material Adverse Effect.  All of the issued and outstanding equity or other ownership interests of the AMP Entities have been issued in all material respects with the applicable Organizational Documents of each AMP Entity and with applicable Law, and have not been issued in violation of any preemptive or similar rights.  All of the issued and outstanding equity or other ownership interests of the AMP Entities are owned, directly or indirectly, by Ardagh free and clear of all Encumbrances other than Permitted Encumbrances and, as of the Closing, all of the issued and outstanding equity or other ownership interests of the AMP Entities (other than AMPSA) will be owned, directly or indirectly, by AMPSA, free and clear of all Encumbrances other than Permitted Encumbrances.  Ardagh has made available to GHV true, correct and complete copies of the Organizational Documents of each AMP Entity as in effect on the date of this Agreement.

(b)                                 As of the date hereof, the authorized share capital of AMPSA consists of 100,000,000,000 Shares, of which 3,000,000 Shares are outstanding, and Ardagh is the sole record and beneficial holder of such Shares.  The Shares and AMPSA Warrants constituting the GHV Merger Consideration shall be duly and validly issued, fully paid and nonassessable, and each such Share and AMPSA Warrant to be issued as part of the GHV Merger Consideration shall be issued in compliance with in all material respects with the AMPSA Organizational Documents and applicable Law, free and clear of all Encumbrances, other than those imposed under applicable Securities Laws or any of the Related Agreements.  Except as expressly contemplated by this Agreement and the Related Agreements, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights, exchange rights, subscription rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of AMPSA or obligating AMPSA to issue or sell, or otherwise cause to become outstanding, any shares of capital stock of, or other equity interests in, AMPSA, (ii) AMPSA is not a party to, or otherwise bound by, and AMPSA has not granted, any equity appreciation rights, participations, phantom equity, incentive equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Shares or any of the equity interests or other securities of AMPSA.

(c)                                  All of the issued and outstanding capital stock of MergeCo is, and immediately prior to the Effective Time will be owned, directly or indirectly, by AMPSA.  MergeCo was formed solely for the purpose of entering into the Transactions and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.5                                    Financial Statements.

(a)                                 The AMP Consolidated Financial Statements (i) have been prepared from the books and records of Ardagh and are complete and accurate; (ii) present fairly, in all material respects, the state and the financial position of the AMP Business as at the dates thereof and the results of operations and cash flows for the periods then ended and (iii) have been prepared in accordance with IFRS (including the principles, requirements and, if applicable, exemptions available thereunder, applicable to AMPSA as a first time adopter of IFRS), subject, in each case, to the AMP Consolidated Financial Statements being prepared and presented on a “carve-out” basis from the consolidated financial statements of Ardagh.  True, correct and complete copies of the AMP Consolidated Financial Statements are set forth on Section 4.5 of the Ardagh Disclosure Schedule.

(b)                                 The PCAOB Financials, when delivered in accordance with Section 6.3 shall (i) have been prepared from the books and records of Ardagh and be complete and accurate, (ii) present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the AMP Business as of the dates and for the periods indicated, and (iii) have been audited in accordance with the auditing standards of the PCAOB applicable to carve-out financial statements.

(c)                                  Ardagh and the AMP Entities have established and maintain a system of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of the financial statements of Ardagh (to the extent relevant to the preparation of the AMP Consolidated Financial Statements and the PCAOB Financials) and the AMP Entities for external purposes in accordance with IFRS.  None of Ardagh or any AMP Entity has identified or been made aware of any fraud, whether or not material, that involves the management or other employees of Ardagh or any AMP Entity that have a significant role in Ardagh’s (to the extent related to the AMP Business) or any AMP Entity’s internal control over financial reporting or any claim or allegation regarding any of the foregoing.

Section 4.6                                    Undisclosed Liabilities.  Except for Liabilities incurred in the ordinary course of business consistent with past practice after December 31, 2020 (the “AMP Balance Sheet Date”), neither the AMP Business nor any AMP Entity has any Liabilities that would be required to be reflected or reserved against in a combined balance sheet of the AMP

Entities prepared in accordance with IFRS, except, in each case, those which would not have an AMP Material Adverse Effect.

Section 4.7                                    Actions.  No Action by or against Ardagh or its Affiliates (to the extent related to the AMP Business) or any AMP Entity is pending or, to the Knowledge of Ardagh, threatened, challenging the legality, validity or enforceability of this Agreement or the consummation of the Transactions.  There is no Action pending or, to the Knowledge of Ardagh, threatened in writing against (and there are no outstanding Governmental Orders with respect to) Ardagh or its Affiliates (to the extent related to the AMP Business), any AMP Entity or any of their respective properties or assets, or, to the Knowledge of Ardagh, against any of their respective directors, managers or officers, by or before any Governmental Authority or by any third party, other than such Actions or Governmental Orders as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole.  There is no pending or, to the Knowledge of Ardagh, threatened (in writing) audit, examination or investigation by any Governmental Authority against Ardagh or any of its Affiliates (to the extent related to the AMP Business) or any AMP Entity, or any of their respective directors, officers, properties or assets, other than any such audit, examination or investigation as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole.  There are no material pending or threatened (in writing) Actions by Ardagh or its Affiliates (to the extent related to the AMP Business) or any AMP Entity against any third party, and there are no settlements or similar agreements that impose any material ongoing obligations or restrictions on the AMP Business or any AMP Entity.

Section 4.8                                    Compliance with Laws; Permits.

(a)                                 Neither Ardagh nor any of its Affiliates are, or for the past three (3) years has been, in violation of any Laws applicable to any AMP Entity or the conduct of the AMP Business, except as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole.  During the past three (3) years, (i) no event has occurred and, to the Knowledge of Ardagh, no condition or circumstance exists, that would reasonably be expected, with or without notice or the lapse of time or both, to constitute, or result in, directly or indirectly, a default under, a breach or violation in any material respect of, or a failure to comply in any material respect with, any applicable Laws by any AMP Entity or any AMP Business Employee, or by Ardagh or any of its Affiliates (other than any AMP Entity) or any employee thereof solely with respect to the AMP Business, (ii) no AMP Entity has been, and none of Ardagh or any of its other Affiliates has been (in each case, solely with respect to the AMP Business), sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law, and (iii) no AMP Entity has received, and none of Ardagh or any of its other Affiliates has received (with respect to the AMP Business), any written or, to the Knowledge of Ardagh, other notice from any Governmental Authority alleging a violation of any applicable Law by any such Person, which, individually or in the aggregate, would be material to the AMP Business or the AMP Entities, taken as a whole.

(b)                                 The AMP Entities hold all Permits necessary under applicable Laws for the conduct of the AMP Business as currently conducted and to own, lease and operate the properties of the AMP Business (which Permits are valid and in full force and effect) and are, and for the past three (3) years have been, in compliance with the terms of such Permits, except for such failure or noncompliance which, individually or in the aggregate, would not be material to the AMP Business or the AMP Entities, taken as a whole.  No Action is pending or, to the Knowledge of Ardagh, threatened in writing, seeking the revocation, cancellation, suspension or adverse modification of any such Permit.

Section 4.9                                    Material Contracts.

(a)                                 Section 4.9 of the Ardagh Disclosure Schedule contains a true, complete and correct list, as of the date of this Agreement, of each of the following Contracts to which any AMP Entity is party or by which any AMP Entity is, or by which any of the assets or properties of any AMP Entity or otherwise used in the AMP Business are, bound or subject, excluding any Plan and the Ardagh Existing Indebtedness (the “AMP Material Contracts”):

(i)                                     all Contracts (or series of related Contracts) for the purchase of equipment, materials, products, supplies or services by any AMP Entity or in respect of the AMP Business (each such counterparty to such Contracts, a “Key Supplier”) that involved payments in excess of $25,000,000 in the aggregate during the year ended December 31, 2020 (or are expected to involve payments in excess of such amount during fiscal year 2021), other than individual purchase orders made in the ordinary course of business pursuant to any such Contract;

(ii)                                  all Contracts (or series of related Contracts) with a customer (each, a “Key Customer”) of any AMP Entity or in respect of the AMP Business that generated revenues of more than $25,000,000 in the aggregate during the year ended December 31, 2020 (or is expected to involve revenues in excess of such amount during fiscal year 2021);

(iii)                               all Contracts (including any mortgages, deeds of trusts, indentures, guarantees, loans or credit agreements and security agreements) relating to existing Indebtedness in excess of $10,000,000, other than, in each case, (A) Permitted Encumbrances and (B) intercompany Indebtedness;

(iv)                              all partnership, joint venture, strategic alliance or similar arrangements or Contracts with a third party or providing for the sharing of any revenue or profits;

(v)                                 all Business IP Agreements;

(vi)                              the AMP Leases;

(vii)                           any Contract under which there has been an advance or loan to or guarantee in respect of any other Person which amount is in excess of $10,000,000 in the aggregate;

(viii)                        any Contract under which any AMP Entity has continuing material indemnification obligations to any Person, or under which any AMP Entity has, or is required to, assume or guarantee any material Liability of any Person, in each case, whether contingent or otherwise, other than Contracts with customers entered into in the ordinary course of business;

(ix)                              any Contract (A) relating to the acquisition or disposition of any business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), under which the AMP Business or any AMP Entity has any obligation with respect to any “earn-out,” deferred or contingent purchase price, or other similar contingent obligations, or (B) imposing material obligations on any AMP Entity under any conditional sale or title retention provisions;

(x)                                 any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise) or any material assets or real property, in each case, other than acquisitions or dispositions of equipment, materials, supplies, inventory or products in the ordinary course of business consistent with past practice and other than any Contract pursuant to which no party thereto has any outstanding obligation (including indemnification obligations or purchase price adjustments), contingent or otherwise;

(xi)                              all Contracts (A) that contain exclusivity obligations that are material to the AMP Business, (B) that restrict the ability of the AMP Entities to conduct their business in any material respect or (C) that limit, or purport to limit, in any material respect, the ability of the AMP Entities or the AMP Business to compete or do business with any Person or in any geographic area, to engage in any line of business, or to solicit customers or employees;

(xii)                           any Contract (A) containing any “most favored nation” (or similar pricing provision) in favor of any third party or (B) containing any grant of preferential rights to purchase or lease any asset of the AMP Business or the AMP Entities; and

(xiii)                        any Contract or arrangement providing for the securitization of any receivables related to the AMP Business.

(b)                                 Each AMP Material Contract (i) is valid and binding on, and enforceable against, Ardagh or the AMP Entity party or subject thereto, and, to the Knowledge of Ardagh, the other parties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 4.2(c) of the Ardagh Disclosure Schedule are not obtained or such AMP Material Contract has expired in accordance with its terms, shall continue in full force and effect in accordance with its terms.  Each of Ardagh and the AMP Entities have, as applicable, performed in all material respects the obligations required to be performed by it under each AMP Material Contract, have not committed any material breach or default thereunder and, to the Knowledge of Ardagh, the counterparties thereto have not committed any material breach of, and are not in default under, any AMP Material Contract, and, as of the date hereof, no event has occurred that, with notice or lapse of time or both, would constitute such a material breach, violation or default by Ardagh or the AMP Entity party, or, to the Knowledge of Ardagh, the counterparties thereto.  Ardagh has made available to GHV true, correct and complete copies of each written AMP Material Contract.

(c)           No Key Customer, Key Supplier or counterparty to any of the AMP Material Contracts has notified Ardagh or any of its Subsidiaries (including the AMP Entities) of any intention to terminate or materially alter its relationship with the AMP Business.  There are no disputes or grievances pending or, to the Knowledge of Ardagh as of the date hereof, threatened in writing involving any AMP Entity, or Ardagh or any of its other Subsidiaries (in each case, to the extent related to the AMP Business), on the one hand, and any Key Customer, Key Supplier or counterparty to any AMP Material Contract, on the other hand.

Section 4.10          Real Property.

(a)           Section 4.10(a) of the Ardagh Disclosure Schedule lists each parcel of Owned Real Property (other than warehouses that are not material to the AMP Business).  The applicable AMP Entities set forth on Section 4.10(a) of the Ardagh Disclosure Schedule have valid title in fee simple to the Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and except for Encumbrances that secure the Ardagh Existing Indebtedness that will be discharged by Ardagh at or prior to the Closing.  Prior to the date of this Agreement, Ardagh has made available to GHV true, correct and complete copies of each deed (or applicable non-U.S. equivalent evidence of title) for the Owned Real Property and all material title insurance policies and surveys relating to Owned Real Property to the extent in Ardagh’s or any of its Subsidiaries’ possession or control.  Neither Ardagh nor any of its Subsidiaries (including any AMP Entity) has leased, licensed or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof, and there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person (other than any other AMP Entity) to purchase such Owned Real Property, any portion thereof or any interest therein.

(b)           Section 4.10(b) of the Ardagh Disclosure Schedule lists each of the leases (other than warehousing leases), subleases, licenses or any other Contract relating to the Leased Real Property (the “AMP Leases”), true, correct and complete copies of which have been made available to GHV.  One of the AMP Entities has a valid, binding and enforceable leasehold interest in, and enjoys peaceful and undisturbed possession of, all Leased Real Property.

(c)           The Owned Real Property and the Leased Real Property, together with the rights granted or services to be provided by Ardagh and its Subsidiaries to the AMP Entities pursuant to the Services Agreement, constitute all of the interests in real property owned, leased or licensed by the AMP Entities (or otherwise with respect to the AMP Business) and which are necessary for the continued operation of the AMP Business as currently conducted.

(d)           There is no pending or, to the Knowledge of Ardagh, threatened in writing, (i) appropriation, condemnation or like proceeding or order materially affecting the Owned Real Property, the Leased Real Property or any part thereof, or affecting the quiet use and enjoyment thereof, or (ii) sale or other disposition of any Owned Real Property, any Leased Real Property or any part thereof in lieu of condemnation or other matters materially affecting and impairing use by the AMP Entities thereof.

(e)           All improvements and fixtures, and building equipment and machinery having an individual book value as of the date hereof of at least $5,000,000 or that are otherwise material to the AMP Business located on the Owned Real Property, and all improvements and fixtures, and building equipment and machinery having an individual book value as of the date hereof of at least $5,000,000 or that are otherwise material to the AMP Business located on the Leased Real Property, if any, are in good working order and repair (subject to ordinary wear and tear), and except for any defects that would not impair the use of such improvements, fixtures, building equipment or machinery.

Section 4.11          Employee Benefits.

(a)           Section 4.11(a) of the Ardagh Disclosure Schedule lists each material AMP Business Plan.  With respect to each material AMP Business Plan, Ardagh has furnished or made available (or, solely with respect to AMP Business Plans covering primarily employees in Europe as soon as practicable following the date hereof (and in all cases prior to the Closing) will furnish or make available) to GHV, to the extent applicable:  (i) a current, true, complete and accurate copy of the plan document or a summary thereof and any amendments thereto; (ii) the most recent summary plan description as well as any subsequent summary of material modifications thereof; (iii) any funding arrangement or contract (including any trust agreement or annuity contract); (iv) the most recent annual reports, including non-discrimination testing results, financial statements and actuarial valuations (the most recent three (3) years for financial statements and actuarial valuations for defined benefit and retiree benefit plans); (v)  a copy of any material filing with or report to any Governmental Authority for the most recent completed plan year, including Form 5500s and attachments; (vi) the most recent determination letter or other proof of registration or good standing received from the applicable Taxing Authority or other Governmental Authority; (vii) a copy of the latest account statement reflecting AMP Business Plan assets; and (viii) any material non-routine written communications with respect to any AMP Business Plan from any Governmental Authority.  Neither the execution or delivery of this Agreement or the Related Agreements nor the consummation of the Transactions shall result in a limitation or restriction on the right to merge, amend or terminate any AMP Business Plan.

(b)           Except as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole:  (i) each of the AMP Business Plans has been established, operated, administered and maintained in compliance in accordance with its terms and all applicable Laws, (ii) all contributions and payments due and payable under an AMP Business Plan have been accrued for or paid in full when and as required to be paid pursuant to the terms of any such AMP Business Plan, (iii) there are no Actions, investigations or audits pending, or, to the Knowledge of Ardagh, threatened (in writing), by any party, including any Governmental Authority, relating to any AMP Business Plan, other than routine claims for benefits, and, to the Knowledge of Ardagh, no fact or event exists that would give rise to any such Action, investigation or audit, and (iv) each material report required to be filed with a Governmental Authority with respect to any AMP Business Plan is filed with the applicable Governmental Authority.

(c)           Except as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole: (i) each AMP Business Plan required to be registered with a Governmental Authority has been registered and has been maintained in good standing with applicable regulatory authorities; (ii) each AMP Business Plan that is intended to be qualified under applicable Tax Laws is so qualified, to the extent applicable, and has, to the extent applicable, received a favorable determination or opinion letter from the applicable Government Authority and, to the Knowledge of Ardagh, no event has occurred that adversely affects the qualified status of any such AMP Business Plan; (iii) each AMP Business Plan that is a pension plan or otherwise provides for post-employment or retirement payments or benefits is (A) funded through insurance or book reserve established for such AMP Business Plan, together with any accrued contributions, to the extent sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in any such AMP Business Plan according to the actuarial assumptions and valuations most recently used in accordance with applicable Laws to determine employer contributions to such AMP Business Plan, or (B) funded in compliance with the minimum applicable regulatory funding objectives, and there has been no determination that any such plan is expected to be terminated; (iv) all pension payments made pursuant to an AMP Business Plan that are subject to adjustment in accordance with § 16 of the German Company Pension Act (Betriebsrentengesetz) have been adjusted in accordance therewith; and (v) no warning notice has been issued by the UK Pensions Regulator in relation to the use of its powers under sections 38 to 51 of the UK Pensions Act 2004 in relation to any AMP Business Plan and, to the Knowledge of Ardagh, there is no reason to reasonably expect such a notice may be issued.

(d)           Except as set forth in Section 4.11(d) of the Ardagh Disclosure Schedule, none of AMPSA nor any of its ERISA Affiliates sponsor, maintain, participate in, contribute to or is obligated to contribute to or in the past six (6) years has sponsored, maintained, participated in, contributed to or was obligated to contribute to a Plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including any multiemployer plan (within the meaning of Section 3(37) of ERISA), or is a “multiple employer plan” as defined in Section 413(c) of the U.S. Code or a “multiple employer welfare arrangement” within the meaning of 3(40) of ERISA with respect to AMP Business Employees and there has been no non-exempt “prohibited transaction” (and none would reasonably be expected to occur as a result of the Transactions) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any AMP Business Plan.  No AMP Business Plan provides for post-termination or post-retirement health, medical or life insurance benefits for the benefit of any current or former director, manager, officer, consultant or employee of the AMP Business, including any AMP Business Employee, or his or her dependents or beneficiaries, except as may be required by applicable Law at the expense of such individual.

(e)           Neither the execution, delivery or performance of this Agreement or the Related Agreements nor the consummation of the Transactions (either alone or in combination with another event) would, (i) result in any payment or benefit not otherwise due becoming due to any of the current or former director, manager, officer, consultant or employee of the AMP Business, including any AMP Business Employee; (ii) result in the acceleration, vesting, funding or creation of any rights of any current or former director, manager, officer, consultant or employee of the AMP Business, including any AMP Business Employee, under any AMP Business Plan; (iii) increase any amount of compensation or benefits payable to any current or former director, manager, officer, consultant, employee of the AMP Business, including any AMP Business Employees; or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.  None of the AMP Entities has any obligation to gross-up, indemnify or otherwise reimburse any current or former director, manager, officer, consultant or employee of the AMP Business, including any AMP Business Employee, for any Taxes incurred by such current or former director, manager, officer, consultant, employee or contractor of the AMP Business or AMP Business Employee or any interest or penalty related thereto.

(f)            As of the date of this Agreement, no material action has been taken or is expected to be taken by Ardagh or any of its Subsidiaries in respect of any AMP Business Employee or such individuals’ compensation or benefits, in each case, in response to the COVID-19 pandemic.

Section 4.12          Labor and Employment.

(a)           Section 4.12(a) of the Ardagh Disclosure Schedule lists the material Collective Bargaining Agreements covering any AMP Business Employee, together with all material amendments, modifications or supplements thereto, and each such Collective Bargaining Agreement is in full force and effect, and neither the execution nor delivery of this Agreement or the Related Agreements nor the consummation of the Transactions shall constitute a termination event thereunder.  To the Knowledge of Ardagh, there is no organizational effort currently being made, or threatened (in writing) by, or on behalf of any Employee Representative Body to organize any AMP Business Employees other than ordinary course activity related to Collective Bargaining Agreements covering AMP Business Employees.  Except as set forth in Section 4.12(a) of the Ardagh Disclosure Schedule, the consent of, consultation of, rendering of formal advice by, issuance of notice to, or making of any filing with, any Employee Representative Body or any Governmental Authority is not required for Ardagh to enter into this Agreement or to consummate the Transactions.  There is no pending or, to the Knowledge of Ardagh, threatened (in writing) strike, slowdown, work stoppage, lockout or, as of the date hereof, any material labor dispute or other material collective bargaining dispute with respect to the AMP Business.

(b)           Except as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole, Ardagh and its Affiliates are, and for the past three (3) years have been, in compliance with all applicable Laws pertaining to the employment of AMP Business Employees and the services of any independent contractors or consultants to the AMP Business, and neither Ardagh nor any of its Affiliates (in each case, solely to the extent related to the AMP Business) has incurred any material Liability under any applicable Law regarding notice to or consultation with employees regarding terminations in connection with reductions in force that remains unsatisfied.  There has been no “mass layoff” or “plant closing” (as defined by the U.S. Worker Adjustment and Retraining Notification Act) by Ardagh or any of its Affiliates (solely to the extent related to the AMP Business) within the prior six (6) months, and neither Ardagh nor any of its Affiliates have been required to notify any Governmental Authority in respect of any redundancies related to the AMP Business within the prior six (6) months.

(c)           Except as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole, there are no (i) complaints, charges, or claims against Ardagh or any of its Affiliates concerning any AMP Business Employee or former employee of the AMP Business pending with any Governmental Authority or, to the Knowledge of Ardagh as of the date hereof, threatened (in writing) to be filed with any Governmental

Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Ardagh or any of its Affiliates of any such individual, (ii) judgments, consent decrees or arbitration awards that impose continuing remedial obligations or otherwise limit or affect the ability of Ardagh or any of its Affiliates (solely to the extent related to the AMP Business) or any AMP Entity to manage the AMP Business Employees or the other service providers or job applicants of the AMP Business, or (iii) claims, actions, complaints, or other grievances currently pending or, to the Knowledge of Ardagh as of the date hereof, threatened (in writing), settled or otherwise resolved in the past three (3) years relating to sexual harassment, discrimination, or retaliation involving or relating to one or more current or former employees, independent contractors, consultants, or any other service providers of the AMP Business.

Section 4.13          Taxes.

(a)           All material Tax Returns required to have been filed by or with respect to the AMP Entities and the AMP Business have been timely filed (taking into account any valid extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects.

(b)           All material amounts of Taxes owed by the AMP Entities (whether or not shown on any Tax Return) have been fully and timely paid other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP or IFRS, as applicable.  Since the date of the most recent AMP Consolidated Financial Statements, none of the AMP Entities have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c)           There are no pending Actions against any AMP Entity for any material amount of Taxes, and no AMP Entity has received notice of any such Action in writing from any Taxing Authority that asserts any deficiency or claim for a material amount of Taxes against any AMP Entity, that has not been fully and timely paid, settled or adequately reserved in the most recent AMP Consolidated Financial Statements.  There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of any AMP Entity and no written request for any such waiver or extension is currently pending, other than, in each case, any such extensions or agreements entered into in the ordinary course of business.

(d)           To the Knowledge of Ardagh as of the date hereof, no claim has been made within the prior three (3) years by any Taxing Authority in a jurisdiction where any of the AMP Entities do not file Tax Returns that any AMP Entity is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(e)           There are no Tax liens on any assets of any of the AMP Entities or the AMP Business (other than Permitted Liens).

(f)            The AMP Entities have withheld and fully and timely paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld and paid by any such AMP Entity in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party, and have complied in all material respects with applicable Law with respect to such Taxes.

(g)           None of the AMP Entities have constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the last two years prior to the date of this Agreement.

(h)           Except as set forth in Section 4.13(h) of the Ardagh Disclosure Schedule, none of the AMP Entities have executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Law, and none of the AMP Entities are subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(i)            None of the AMP Entities will be required to include any amounts in income in, or exclude any items of deduction from, taxable income for any Post-Closing Tax Period as a result of any:  (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, provincial or local Law) as a result of a change in method of accounting occurring prior to the Closing; (ii) intercompany transactions or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, provincial or local Law) made or existing prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received or deferred revenue realized prior to the Closing.

(j)            None of the AMP Entities have elected the installment method for the payment of Taxes incurred pursuant to Section 965 of the Code.

(k)           None of the AMP Entities has been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(l)            None of the AMP Entities has any material liability for the Taxes of any Person (other than Ardagh and its Affiliates) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract or otherwise.

(m)          None of the AMP Entities is a party to, or bound by, any Tax allocation, Tax sharing or Tax indemnification agreement (other than customary provisions in agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(n)           To the Knowledge of Ardagh, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger, taken together with the PIPE Investment and all or a portion of the steps in the Pre-Closing Restructuring from qualifying for the Intended Tax Treatment.

(o)           There is no plan or intention to dissolve or liquidate GHV (including a liquidation for Tax purposes) following the Transactions.

(p)           Ardagh has made available to GHV true, correct and complete copies of all material income tax returns filed by or with respect to all AMP Entities for tax years ending on or after December 31, 2017.

(q)           To the Knowledge of Ardagh as of the date hereof, none of the AMP Entities has been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(r)            None of the AMP Entities currently expects to be or in prior taxable years has been a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(s)            Except as set forth in Section 4.13(s) of the Ardagh Disclosure Schedule, to the Knowledge of Ardagh as of the date hereof, there are no Ardagh Consolidated Groups that require by applicable Law an Ardagh/AMPSA Group Tax Return to be filed in a Post-Closing Tax Period.

Section 4.14          Intellectual Property and Data Privacy.

(a)           Except as would not be material to the AMP Business or the AMP Entities, taken as a whole, (i) each of Ardagh and its Affiliates (including each of the AMP Entities) takes and has taken commercially reasonable actions to maintain and protect the confidentiality of all Trade Secrets included in the Owned Intellectual Property and (ii) no such Trade Secret has been authorized to be disclosed or, to the Knowledge of Ardagh, has been actually disclosed by Ardagh or any of its Affiliates (including any of the AMP Entities) to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof.

(b)           Section 4.14(b) of the Ardagh Disclosure Schedule sets forth a list of all Registered Owned Intellectual Property as of the date hereof, after deeming the Pre-Closing Restructuring to be completed.  For each item of such Intellectual Property, Section 4.14(b) of the Ardagh Disclosure Schedule includes, where applicable: (i) the current record owner; (ii) the jurisdiction where the application, registration or issuance is filed, registered or issued, respectively; (iii) the application, registration or issue number; and (iv) the application, registration or issue date.

(c)           Except as would not be material to the AMP Business or the AMP Entities, taken as a whole, none of the Registered Owned Intellectual Property set forth or required to be set forth on Section 4.14(b) of the Ardagh Disclosure Schedule has lapsed, expired or been cancelled, abandoned or otherwise terminated and, to the Knowledge of Ardagh, all Registered Owned Intellectual Property is otherwise in full force and effect, valid and enforceable.  Except as would not be material to the AMP Business or the AMP Entities, taken as a whole, (i) an AMP Entity is the sole and exclusive owner of each item of Owned Intellectual Property (including the Registered Owned Intellectual Property set forth or required to be set forth on Section 4.14(b) of the Ardagh Disclosure Schedule) and (ii) all Intellectual Property licensed to the AMP Business (the “Licensed Business Intellectual Property”) is licensed to Ardagh, one of its Affiliates or an AMP Entity pursuant to a Contract, in each case of (i) and (ii), free and clear of all Encumbrances (other than Permitted Encumbrances).  Immediately following the Pre-Closing Restructuring, except as would not be material to the AMP Business or the AMP Entities, taken as a whole, each of the AMP Entities will have continuing rights to use all Licensed Business Intellectual Property pursuant to Contracts free and clear of all Encumbrances (other than Permitted Encumbrances). Except as would not be material to the AMP Business or the AMP Entities, taken as a whole, neither Ardagh nor any of its Affiliates (other than the AMP Entities) owns any Intellectual Property exclusively used or exclusively held for use in the AMP Business.

(d)           Except as would not be material to the AMP Business or the AMP Entities, taken as a whole, none of the conduct or operation of the AMP Business or any of the AMP Entities infringes, misappropriates, dilutes or otherwise violates, or has, in the past six (6) years (with respect to Patents) or in the past three (3) years (with respect to any other Intellectual Property), infringed, misappropriated, diluted or otherwise violated, any Copyrights or Trade Secrets of any other Person or, to the Knowledge of Ardagh, any other Intellectual Property of any other Person.  There is no Action initiated by any other Person pending or, to the Knowledge of Ardagh, threatened against Ardagh or any of its Affiliates (including any of the AMP Entities) (i) alleging that the AMP Business or any of the AMP Entities infringes, misappropriates, dilutes or otherwise violates, or has infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any other Person, or (ii) challenging any of Ardagh’s or any of its Affiliates’ (including any of the AMP Entities’) rights in or to any of the Owned Intellectual Property or Licensed Business Intellectual Property, or the validity or enforceability of any Owned Intellectual Property; provided, that any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to Ardagh or any of its Affiliates (including any AMP Entity) shall be deemed to be “threatened” rather than “pending” for the purpose of this sentence.  To the Knowledge of Ardagh, except as would not be material to the AMP Business or the AMP Entities, taken as a whole, no Person is engaging or has engaged in the past three (3) years, in any activity that infringes, misappropriates, dilutes or otherwise violates, any Owned Intellectual Property.

(e)           Except as would not be material to the AMP Business, taken as a whole, (i) Ardagh and each of its Affiliates (including each of the AMP Entities) have executed written Contracts with each of their respective former and current employees, consultants and independent contractors who have contributed to the development of any Intellectual Property, pursuant to which each such Person has assigned to Ardagh, such AMP Entity or such other Affiliate, as applicable, all of such Person’s rights, title and interest in and to all such Intellectual Property, in each case, as required to effectuate an assignment of such Intellectual Property under applicable Law and to the extent that ownership of such Intellectual Property did not vest automatically in Ardagh, such AMP Entity or such other Affiliate under applicable Law and (ii) to the Knowledge of Ardagh, no party thereto is in default or breach of any such Contract.

(f)            Except as would not be material to the AMP Business, taken as a whole, (i) each of Ardagh and its Affiliates (solely with respect to the AMP Business) and each of the AMP Entities takes, and has taken in the past three (3) years, commercially reasonable steps to maintain and protect the performance, confidentiality, integrity and security of the Business Information Technology (and all software, information and data stored or contained therein or transmitted thereby), (ii) to the Knowledge of Ardagh, all Business Information Technology (A)

performs in conformance with its documentation, (B) is free from any software defect and (C) does not contain any virus, software routine or hardware component designed to permit unauthorized access, (iii) to the Knowledge of Ardagh, there have been no security breaches or unauthorized use, access or intrusions of any Business Information Technology (or any software, information or data stored or contained therein or transmitted thereby), and (iv) there have been no outages of any Business Information Technology.

(g)           Except as would not be material to the AMP Business, taken as a whole, each of the AMP Entities and, with respect to the AMP Business, Ardagh and each of its other Affiliates, and, to the Knowledge of Ardagh, any Person acting for or on behalf of any of the AMP Entities or, with respect to the AMP Business, Ardagh or any of its other Affiliates, (i) complies, and has for the past three (3) years complied, with (A) all applicable Privacy Laws, (B) all of the policies and notices of each of the AMP Entities and, with respect to the AMP Business, Ardagh and each of its other Affiliates, regarding Personal Information, and (C) all of the contractual obligations of each of the AMP Entities and, with respect to the AMP Business, Ardagh and each of its other Affiliates, with respect to Personal Information, (ii) has implemented and, for the past three (3) years, maintained commercially reasonable (A) policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information, and (B) technical and organizational safeguards to protect Personal Information and other confidential data in the possession or under the control of any of the AMP Entities or, with respect to the AMP Business, Ardagh or any of its other Affiliates, against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (iii) has taken reasonable steps, including by entering into contractual provisions as required by applicable Law, to ensure that any third party with access to Personal Information collected by or on behalf of any of the AMP Entities or, with respect to the AMP Business, Ardagh or any of its other Affiliates, has implemented and maintained the same.

(h)           To the Knowledge of Ardagh, except as would not be material to the AMP Business, taken as a whole, as of the date of this Agreement, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the AMP Entities or, with respect to the AMP Business, Ardagh or any of its other Affiliates, or collected, used or processed by or on behalf of any of the AMP Entities or, with respect to the AMP Business, Ardagh or any of its other Affiliates. None of the AMP Entities or, with respect to the AMP Business, Ardagh or any of its other Affiliates, has provided or been legally required to provide any notices to any Person in connection with a disclosure of any Personal Information.  None of the AMP Entities or, with respect to the AMP Business, Ardagh or any of its other Affiliates, has received any written notice of any Action, investigation or inquiry initiated by any other Person pending or, to the Knowledge of Ardagh, threatened in writing (including notice from third parties acting on the behalf of any of the AMP Entities or, with respect to the AMP Business, Ardagh or any of its Affiliates) related to the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to any Personal Information. To the Knowledge of Ardagh, except as would not be material to the AMP Business, taken as a whole, as of the date of this Agreement, there are no facts or circumstances that would reasonably form the basis of any such notice or claim.

Section 4.15          Insurance.  Except as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole, (a) all insurance policies maintained or contributed to by, at the expense of or for the benefit of Ardagh or its Affiliates (in respect of or related to the AMP Business or the AMP Entities) (whether or not provided by a third party insurer, “captive” insurer or similar arrangement, collectively, the “AMP Insurance Policies”), are in full force and effect, (b) all premiums due with respect to all such AMP Insurance Policies have been paid in accordance with insurers premium payment terms, (c) there are no pending claims under any AMP Insurance Policies with respect to the AMP Business in respect of which coverage has been denied or disputed by any insurer, (d) neither Ardagh nor any of its Affiliates has received written or, to the Knowledge of Ardagh, other notice of any default or any adverse amendment, cancellation, non-renewal or termination (other than in connection with normal renewals) of any such AMP Insurance Policies, and (e) neither Ardagh nor any of its Affiliates has received any recommendation from any insurer under the AMP Insurance Policies that would require any material amount of capital expenditure in respect of the AMP Business in order to remediate.  The AMP Insurance Policies cover all material insurable risks in respect of the AMP Business, and the coverage provided by the AMP Insurance Policies are usual and customary in amount and scope for the AMP Business as currently conducted and sufficient to comply with the insurance requirements required to be maintained pursuant to the AMP Material Contracts.

Section 4.16          Absence of Changes.

(a)           Since the AMP Balance Sheet Date, there has not occurred an AMP Material Adverse Effect.

(b)           Without limiting the generality of Section 4.16(a), (i) except in connection with or in preparation for the Transactions, since the AMP Balance Sheet Date and through the date of this Agreement, the AMP Business has been conducted in the ordinary course of business consistent with past practice in all material respects, and (ii) since the AMP Balance Sheet Date, Ardagh has not, nor has any of its Affiliates, including any AMP Entity, taken any action that, if taken during the period from the date of this Agreement through the Closing, would require the consent of GHV pursuant to Section 6.1.

Section 4.17          Interested Party Transactions.  Except for ordinary course employment arrangements and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business or pursuant to any Plan, and except for customary indemnity arrangements with officers and directors of the AMP Entities, no Affiliate, director, manager or officer or, to the Knowledge of Ardagh, employee of the AMP Business, has, directly or indirectly:  (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that any AMP Entity furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, any AMP Entity, any goods or services; (c) a beneficial interest in any AMP Material Contract; or (d) any contractual or other arrangement with any AMP Entity or otherwise with Ardagh or any of its Affiliates (in each case, solely to the extent related to the AMP Business); provided, that passive ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.17.  Except as set forth in Section 4.17 of the Ardagh Disclosure Schedules and expense reimbursements or advances in the ordinary course of business or pursuant to customary indemnity arrangements with officers and directors of the

AMP Entities, the AMP Entities have not (i) extended or maintained credit or renewed an extension of credit in the form of a personal loan to or for any director, manager, officer or employee of the AMP Business, (ii) materially modified any term of any such extension or maintenance of credit or (iii) to the Knowledge of Ardagh as of the date hereof, arranged for the extension of credit to or for any director, manager, officer, employee of the AMP Entities.

Section 4.18          Anti-Corruption; Sanctions; Import and Export Control Laws.

(a)           Ardagh and its Affiliates (in each case, solely with respect to the AMP Business) and the AMP Entities, their respective directors, managers, officers, employees and, to the Knowledge of Ardagh, their agents, any representative thereof and any other Person authorized to act for or on behalf of any of the foregoing are, and have been for the previous five (5) years, in material compliance with the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act, and all other anti-bribery and anti-corruption Laws maintained in any jurisdiction in which any of the AMP Entities does business or otherwise in which the AMP Business is conducted.

(b)           Ardagh and its Affiliates (in each case, solely with respect to the AMP Business) and the AMP Entities are, and have been for the past five (5) years, in compliance with the Trade Laws and Sanctions, and have prepared and timely applied for all licenses required under the Trade Laws and Sanctions.  There are no sanctions-related, export-related or import-related Actions pending or, to the Knowledge of Ardagh, threatened against Ardagh or any of its Affiliates (in each case, with respect to the AMP Business) or any AMP Entities or, to the Knowledge of Ardagh, any officer or director thereof (in his or her capacity as an officer or director) by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.

(c)           Except as would not, individually or in the aggregate, result in a material liability to the AMP Business or the AMP Entities, taken as a whole, Ardagh and the AMP Entities have accurately classified in accordance with applicable Trade Laws all items, products, technology, or software shipped, exported, released, transmitted, or transferred by Ardagh or any of its Affiliates (in each case, related to the AMP Business) or the AMP Entities from one country to another country.

(d)           Ardagh and the AMP Entities have in all material respects accurately classified in accordance with applicable Trade Laws all items and products imported by Ardagh or any of its Affiliates (in each case, related to the AMP Business) or the AMP Entities into any jurisdiction where Ardagh, any of its Affiliates (in each case, related to the AMP Business) or the AMP Entities acts as the importer of record.

(e)           None of Ardagh or any of its Affiliates (in each case, solely with respect to the AMP Business), or any of the AMP Entities, has engaged in, or is now engaging in, directly or indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person.  None of Ardagh or any of its Affiliates (in each case, with respect to the AMP Business), or any of the AMP Entities, or any director, manager, officer, employee or, to the Knowledge of Ardagh, agent, customer, or representative thereof (in each case with respect to the AMP Business) or any other Person authorized to act for or on behalf of any of the foregoing is a Sanctioned Person.

Section 4.19          Proxy Statement/Prospectus and Registration Statement.  None of the information relating to Ardagh or its Affiliates supplied by Ardagh or its Affiliates in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the GHV Stockholders, at the time of the GHV Stockholders’ Meeting, or at the Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that Ardagh and its Affiliates make no representation with respect to any forward-looking statements supplied by or on behalf of Ardagh or its Affiliates for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 4.20          Brokers’ Fees.  Except for Citigroup Global Markets Inc. (whose fees shall constitute Transaction Expenses), no broker, finder or investment banker is entitled to, or will be entitled to, any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Ardagh or any of its Affiliates.

Section 4.21          No Prior Operations of AMPSA or MergeCo.  Each of AMPSA and MergeCo was formed for the sole purposes of entering into this Agreement and the Related Agreements to which it is a party and engaging in the Transactions.  Since the date of its respective organization or formation, neither AMPSA nor MergeCo has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Related Agreements or in furtherance or in connection with the implementation of the Transactions.

Section 4.22          Environmental Matters.  Except as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole, (a) each of the AMP Entities is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws; (b) the AMP Entities have obtained, currently maintain and are, and for the past three (3) years have been, in compliance with all Environmental Permits required under Environmental Laws for the conduct of the AMP Business and to occupy the Owned Real Property and Leased Real Property, and all such Environmental Permits are in full force and effect; (c) there are no Actions pursuant to Environmental Law pending or, to the Knowledge of Ardagh, threatened in writing against Ardagh or any of its Affiliates, including any AMP Entity, relating to or otherwise arising out of the AMP Business, the Owned Real Property or Leased Real Property or any facilities formerly owned or operated by the AMP Entities; (d) to the Knowledge of Ardagh, there has been no Release of any Hazardous Materials at, in, on or under any Owned Real Property or Leased Real Property by any AMP Entity or, to the Knowledge of Ardagh, any other Person, or during the period of any AMP Entity’s ownership or operation thereof, at, in, on or under any facilities formerly owned or operated by the AMP Entities; and (e) Ardagh has made available to GHV true and complete copies (except to the extent indicated as modified or redacted) of all material Phase 1 or Phase 2 environmental site assessments that are in Ardagh’s possession or control, were produced in the three (3) years prior to the date of this Agreement, and relate to the Owned Real Property or Leased Real Property.

Section 4.23          Sufficiency of Assets.  On the Closing Date, the assets owned, leased or licensed by the AMP Entities, together with the rights granted or services to be provided by Ardagh and its Subsidiaries to the AMP Entities pursuant to the Services Agreement, will constitute all of the assets, rights, title, interest and properties that are necessary for the AMP Entities to operate the AMP Business substantially in the manner in which it is conducted on the date hereof and as it will be conducted as of immediately prior to the Closing.  As of the Closing, the AMP Entities will own and have good and marketable title to, or a valid leasehold interest in or right to use, all of such assets or properties that are material tangible assets or personal property, free and clear of all Encumbrances (other than Permitted Encumbrances).  All material tangible assets and personal property have been maintained in all material respects in accordance with generally accepted industry practice, and are in good working order and condition, ordinary wear and tear excepted, and except as would not, individually or in the aggregate, be material to the AMP Business or the AMP Entities, taken as a whole.

Section 4.24          Product Liability; Product Warranties.

(a)           Section 4.24(a) of the Ardagh Disclosure Schedule sets forth a true, correct and complete list of all material third-party product liability claims asserted against the AMP Entities or otherwise against Ardagh or any of its Affiliates (in each case, to the extent related to the AMP Business) over the past three (3) years.  To the Knowledge of Ardagh, except as set forth on Section 4.24(a), (i) no AMP Entity has any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, maintained, delivered or sold by or on behalf of any AMP Entity or otherwise in respect of the AMP Business during the past three (3) years (each, a “Product”), and (ii) none of the AMP Entities has committed any act, or failed to commit any act, which would result in any material product liability or material liability for breach of warranty on the part of any AMP Entity with respect to the Products.

(b)           All Products are processed, manufactured and marketed, in all material respects, in accordance with the specifications and standards (i) required by applicable Law and (ii) contained in customer Contracts.  Except as set forth on Section 4.24(b) of the Ardagh Disclosure Schedule, during the past three (3) years, there have been no material warranty claims or voluntary or involuntary product recalls involving the Products.

(c)           Except as set forth on Section 4.24(c) of the Ardagh Disclosure Schedule, during the past three (3) years, none of the AMP Entities or the AMP Business has been subject to a Governmental Authority shutdown or import or export prohibition or received any “warning letters” or “untitled letters” from any Governmental Authority or any written notice from any Governmental Authority alleging or asserting noncompliance, in any material respect, with any applicable Law related thereto, and, to the Knowledge of Ardagh, no Governmental Authority has threatened such action in writing.

Section 4.25          Debt Financing.  FinanceCo has, as of the date of this Agreement, committed financing in the aggregate amount of $2,650,000,000 (the “Committed Debt Financing”) pursuant to one or more executed commitment letters (the “Commitment Letter”), and one or more executed fee letters, in each case dated on or prior to the date of this Agreement, among one or more substantially wholly-owned Affiliates controlled by Ardagh (the “AMPSA Financing Parties”) and the debt financing sources parties thereto (the “Commitment Debt Financing Sources”), copies of which have been provided to GHV, together with the related fee letter(s) (the “Commitment Financing Documents”).  All conditions precedent to the funding of the Committed Debt Financing (the “Commitment Conditions Precedent”) are set forth in the Commitment Financing Documents delivered to GHV.  As of the date of this Agreement, (a) there are no conditions precedent related to the funding of the full amount of the Committed Debt Financing other than the Commitment Conditions Precedent expressly set forth in the Commitment Financing Documents delivered to GHV, and (b) there are no, and there are not contemplated to be any, agreements, side letters or arrangements relating to the Committed Debt Financing that would affect the availability or conditionality of the Committed Debt Financing other than the Commitment Financing Documents delivered to GHV.  None of the Commitment Financing Documents have been amended, restated or otherwise modified or waived as of the date of this Agreement, and the respective commitments contained therein have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect as of the date of this Agreement.  As of the date of this Agreement, each of the Commitment Financing Documents is in full force and effect and constitutes the legal, valid and binding obligations of the applicable AMPSA Financing Parties (subject to the Enforceability Exceptions), and to the Knowledge of Ardagh, each of the other parties thereto, and enforceable against the AMPSA Financing Parties, and, to the Knowledge of Ardagh, each of the other parties thereto, in accordance with its terms.  As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or prevent any of the Commitment Conditions Precedent from being satisfied, in each case on the part of the AMPSA Financing Parties, or, to the Knowledge of Ardagh, any other parties thereto, under the Commitment Financing Documents.  As of the date of this Agreement, Ardagh does not have any reason to believe that any of the Commitment Conditions Precedent will not be satisfied, or that the Debt Financing (or any portion thereof) will be delayed or otherwise not be available to be funded to the applicable AMPSA Financing Parties.  Ardagh has fully paid, or caused to be fully paid, all commitment fees and other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Committed Debt Financing.

Section 4.26          No Other Representations or Warranties.

(a)           Except for the representations and warranties contained in this Article IV, neither Ardagh nor any of its Affiliates is making, and expressly disclaims, any representation or warranty, express or implied, with respect to Ardagh, its Affiliates or the AMP Business or with respect to any other information provided, or made available, to GHV or any of its Affiliates or Representatives in connection with the Transactions, including information, documents, projections, forecasts or other material made available to GHV, its Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions.

(b)           Each of Ardagh, AMPSA and MergeCo acknowledges that it is not relying on, and that GHV and its Affiliates have not made, any representation or warranty except as specifically set forth in Article V.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF GHV

Except as set forth on the GHV Disclosure Schedules or in the SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward looking statements), GHV represents and warrants to Ardagh as follows as of the date of this Agreement and as of the Closing Date (provided that representations that by their terms speak specifically as of the date of this Agreement or another date, shall be deemed given as of such date):

Section 5.1            Organization and Authority.

(a)           GHV is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.  GHV has all requisite power and authority to conduct its business as it is now being conducted and, if applicable, to own, lease and operate its property and assets, except where the failure to have such power and authority would not have a GHV Material Adverse Effect.  GHV has all requisite corporate power and authority to enter into this Agreement and each of the Related Agreements to which it is a party, and, following receipt of the GHV Stockholder Approval, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  GHV is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business requires such licensing or qualification, except to the extent that the failure to be so licensed, qualified or in good standing would not have a GHV Material Adverse Effect.  GHV has made available to Ardagh true, correct and complete copies of the Organizational Documents of GHV as in effect on the date of this Agreement.

(b)           The execution and delivery of this Agreement and each of the Related Agreements to which it is a party by GHV, the performance by GHV of its obligations hereunder and thereunder and the consummation by GHV of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of GHV, subject to the receipt of GHV Stockholder Approval.  Other than receipt of GHV Stockholder Approval, no other action on the part of GHV is necessary to authorize this Agreement and the Related Agreements to which GHV is a party or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution and delivery each of the Related Agreements to which GHV is a party shall have been, duly executed and delivered by it, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon their execution the Related Agreements to which GHV is a party shall constitute, subject only to the receipt of GHV Stockholder Approval, the legal, valid and binding obligations of GHV, enforceable against it in accordance with their respective terms, except as the enforceability hereof may be limited by the Enforceability Exceptions.

Section 5.2            Noncontravention.  The execution, delivery and performance by GHV of this Agreement and each of the Related Agreements to which GHV is party, and the consummation of the transactions contemplated hereby and thereby by GHV, subject to receipt of the GHV Stockholder Approval, do not and shall not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of GHV; (b) assuming that all applicable Regulatory Approvals have been obtained, contravene, conflict with or violate any Law or Governmental Order applicable to GHV; or (c) violate, conflict with, result in any breach of, constitute a default (or an event which, with or without the giving of notice or lapse of time, or both, would become a default) under, or result in the loss of any right or benefit under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on, require any consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration or cancellation of, any GHV Material Contract or Permit, except in the case of clauses (b) and (c) for any such breaches, defaults, loss of rights or benefits or Encumbrances as would not have a GHV Material Adverse Effect.

Section 5.3            Governmental Authorities; Consents.  Except (a) for the Regulatory Approvals and (b) as may be necessary as a result of any facts or circumstances relating solely to Ardagh, no consent, waiver, authorization, license or approval of, action by, filing with or notification to any Governmental Authority is required for the consummation by GHV of the Transactions, except where the failure to obtain such consent, approval or action or to make such filing or notification would not have a GHV Material Adverse Effect.

Section 5.4            Capitalization.

(a)           The authorized capital stock of GHV consists of (i) 400,000,000 shares of GHV Class A Common Stock, (ii) 40,000,000 shares of GHV Class F Common Stock and (iii) 1,000,000 shares of GHV Preferred Stock.  As of the date of this Agreement, there are (A) 52,500,000 shares of GHV Class A Common Stock issued and outstanding, (B) 13,125,000 shares of GHV Class F Common Stock issued and outstanding, and immediately prior to the GHV Class F Conversion, 3,281,250 shares of GHV Class F Common Stock will be canceled for no consideration, (C) no shares of GHV Preferred Stock issued and outstanding and (D) GHV Warrants to purchase 16,750,000 shares of GHV Class A Common Stock at a price of $11.50 per share.  Except as expressly contemplated by this Agreement, there are no other shares of common stock, preferred stock or other equity interests of GHV authorized, reserved, issued (or planned to be issued) or outstanding.

(b)           All of the outstanding shares of GHV capital stock (including any preferred stock and the GHV Warrants) have been duly authorized and are validly issued, fully paid and non-assessable and have been issued in accordance with all applicable Securities Laws.  GHV does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the GHV Stockholders on any matter.  No issued and outstanding shares of any of the capital stock of GHV are held in treasury.

(c)           Except for the GHV Warrants or as otherwise expressly contemplated by this Agreement, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that would require GHV to issue, sell or otherwise cause to become outstanding any of its equity securities.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the equity securities of GHV.  Except as set forth in the GHV Organizational Documents, there are no voting trusts or other agreements or understandings to which GHV is a party with respect to the voting of the capital stock or other equity interests of GHV.

(d)           GHV does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture, business association or other Person.

Section 5.5            SEC Reports; Financial Statements.

(a)           GHV has timely filed or furnished, as applicable, all required registration statements, reports, schedules, forms, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since August 5, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits or schedules thereto and any other information incorporated therein, the “SEC Reports”).  GHV has made available to Ardagh true and correct copies of all amendments and modifications that have not been filed by GHV with the SEC to all agreements, documents and other instruments that were previously filed by GHV with the SEC and are currently in effect.  Each of the SEC Reports at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply or, if amended, complied as of the date of the most recent amendment, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the SEC Reports in effect as of the respective dates thereof.  None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.  The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (the “GHV Financial Statements”) complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof with respect thereto, were prepared or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position, results of operations and cash flows of GHV as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)           GHV has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to GHV is made known to GHV’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.  To the Knowledge of GHV, such disclosure controls and procedures are effective in timely alerting GHV’s principal executive officer and principal financial officer to material information required to be included in GHV’s periodic reports required under the Exchange Act.

(c)           GHV has established and maintained a system of internal controls and, to the Knowledge of GHV, such internal controls are sufficient to provide reasonable assurance regarding the reliability of GHV’s financial reporting and the preparation of the GHV Financial Statements for external purposes in accordance with GAAP.

(d)           To the Knowledge of GHV, each director and executive officer of GHV has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.6            Undisclosed Liabilities.  Except for (a) Liabilities incurred in the ordinary course of business consistent with past practice after the date of GHV’s balance sheet for the quarterly period ended December 31, 2020 (the “GHV Balance Sheet Date”), or (b) Liabilities reflected or reserved for in the SEC Reports, GHV does not have any Liabilities, except, in each case, those which would not have a GHV Material Adverse Effect.

Section 5.7            Actions.  As of the date of this Agreement, no Action by or against GHV is pending or, to the Knowledge of GHV, threatened in writing, challenging the legality, validity or enforceability of this Agreement or the consummation of the Transactions.  There is no Action pending or, to the Knowledge of GHV, threatened against (and there are no outstanding Governmental Orders with respect to) GHV by or before any Governmental Authority or by any third party, other than such Actions or Governmental Orders as would not have a GHV Material Adverse Effect.

Section 5.8            Compliance with Laws; Permits.

(a)           GHV is not in violation of any Laws applicable to the conduct of its business, except as would not have a GHV Material Adverse Effect; provided, however, that this Section 5.8 does not apply with respect to Taxes, which is exclusively the subject of the representations and warranties in Section 5.16.

(b)           GHV holds all Permits necessary under applicable Laws for the conduct of its business as presently conducted (which Permits are in full force and effect) and is in compliance with the terms of such Permits, except where the failure to have or to be in compliance with such Permits would not have a GHV Material Adverse Effect.  As of the date of this Agreement, no Action is pending or, to the Knowledge of GHV, threatened, seeking the revocation or cancellation of any such Permit relating to its business, except as would not have a GHV Material Adverse Effect.

Section 5.9            Financial Ability; Trust Account.  There is at least $525,000,000 (less, as of the Closing, the amount payable pursuant to GHV Stock Redemption) invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to that certain Investment Management Trust Agreement, dated August 10, 2020, by and between GHV and the Trustee (the “Trust Agreement”).  Prior to the Closing, none of the funds held in the Trust Account may be released, except in accordance with the Trust Agreement and GHV Organizational Documents.  Amounts

in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.  GHV has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with due notice or lapse of time or both, would constitute such a default thereunder.  There are no claims or proceedings pending with respect to the Trust Account.  Since August 5, 2020, GHV has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and the GHV Organizational Documents.  As of the Closing, the obligations of GHV to dissolve or liquidate pursuant to the GHV Organizational Documents shall terminate, and as of the Closing, GHV shall have no obligation whatsoever pursuant to the GHV Organizational Documents to dissolve and liquidate the assets of GHV by reason of the consummation of the Transactions.  The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified.  There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to a GHV Stock Redemption, if any) to any portion of the proceeds in the Trust Account.  There are no proceedings pending with or, to the Knowledge of GHV, threatened by any Governmental Authority with respect to the Trust Account.

Section 5.10          Brokers’ Fees; Transaction Expenses.

(a)           Except as set forth on Section 5.10(a) of the GHV Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GHV or any of its Affiliates. The fees of such brokers, finders or investment bankers set forth on Section 5.10(a) of the GHV Disclosure Schedule shall be the sole responsibility of GHV.

(b)           Section 5.10(b) of the GHV Disclosure Schedule sets forth an estimate and description of the Transaction Expenses incurred by GHV to the date of this Agreement and GHV’s good faith estimate of the Transaction Expenses to be incurred by GHV as of the Closing. Except as set forth on Section 5.10(b) of the GHV Disclosure Schedule and any Indebtedness expressly permitted to be incurred pursuant to Section 6.2(f), none of the GHV Transaction Expenses are expenses payable or liabilities in respect of or obligations to the Sponsor or any of its Affiliates.

Section 5.11          Business Activities.  Since its incorporation, GHV has not conducted any business activities other than activities directed toward completing a Business Combination.  Except as set forth in the GHV Organizational Documents, there is no agreement, commitment or Governmental Order binding upon GHV or to which GHV is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of GHV, other than such effects which would not have a GHV Material Adverse Effect.

Section 5.12          Material Contracts.  Section 5.12 of the GHV Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which GHV is party which is not included in the SEC Reports (the material contracts included in Section 5.12 of the GHV Disclosure Schedule  and the SEC Reports, the “GHV Material Contracts”).  Each GHV Material Contract is in full force and effect and, to the Knowledge of GHV, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Enforceability Exceptions.  True, correct and complete copies of all GHV Material Contracts have been made available to Ardagh.

Section 5.13          Employees.

(a)           Other than as expressly described in the SEC Reports, GHV has no, and never had, any director, officer, employee or other individual service provider (collectively, “GHV Employees”).  No GHV Employee is or has been covered by any Collective Bargaining Agreement nor is the consent of, consultation of, rendering of formal advice by, issuance of notice to, or making any filing with, any Employee Representative Body or any Governmental Authority required for GHV to enter into this Agreement or to consummate the Transactions.  Other than reimbursement of any out-of-pocket expenses incurred by GHV’s officers and directors in connection with activities on GHV’s behalf in an aggregate amount not in excess of the amount of cash held by GHV outside of the Trust Account, GHV has no, and would not reasonably be expected to have any, unsatisfied Liability with respect to any GHV Employee.

(b)           GHV has never sponsored, maintained or contributed, or been obligated to contribute to, any material Plan nor does GHV have or would reasonably be expected to have any Liability with respect to any material Plan. No Affiliate of GHV sponsors, maintains or contributes to any Plan for the benefit of any GHV Employee or his or her dependents or beneficiaries, including any material Plan that would provide for post-termination or post-retirement health, medical or life insurance benefits for the benefit of any GHV Employee. None of GHV nor any of its ERISA Affiliates sponsor, maintain, participate in, contribute to or is obligated to contribute to or in the past six (6) years has sponsored, maintained, participated in, contributed to or was obligated to contribute to a Plan that is subject to Title IV of ERISA or is a “multiple employer plan” as defined in Section 413(c) of the U.S. Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c)                                  Neither the execution or delivery of this Agreement or the Related Agreements nor the consummation of the Transactions would reasonably be expected to (either alone or in combination with another event) result in: (i) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any GHV Employee; (ii) the acceleration of the time of payment or vesting of any payment or benefits with respect to any GHV Employee; or (iii) any funding of compensation or benefits under any Plan or to any GHV Employee.  None of GHV nor any of its Affiliates has any obligation to gross-up, indemnify or otherwise reimburse any GHV Employee for any Taxes incurred by such GHV Employee or any interest or penalty related thereto.

Section 5.14                             Listing.  The GHV Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on Nasdaq under the symbol “GRSV”.  The GHV Warrants are listed on Nasdaq under the symbol “GRSVW”.  The GHV Units are listed on Nasdaq under the symbol “GRSVU”.  GHV has not received any oral or written notice that the

GHV Class A Common Stock, the GHV Warrants or the GHV Units are ineligible or will become ineligible for listing on Nasdaq nor that the GHV Class A Common Stock, the GHV Warrants or GHV Units do not meet all requirements for the continuation of such listing.  GHV has not taken any action that is intended to terminate the registration of the GHV Class A Common Stock, the GHV Warrants or GHV Units under the Exchange Act.  GHV satisfies all of the requirements for the continued listing of the GHV Class A Common Stock, the GHV Warrants and the GHV Units on Nasdaq.  GHV is in material compliance with all applicable Nasdaq listing and corporate governance rules.

Section 5.15                             Investment Company.  GHV is not an “investment company” within the meaning of the Investment Company Act.

Section 5.16                             Taxes.

(a)                                 All material Tax Returns required to have been filed by or with respect to GHV have been timely filed (taking into account any valid extension of time to file granted or obtained) and such Tax Returns are true, correct and complete in all material respects.

(b)                                 All material amounts of Taxes owed by GHV (whether or not shown on any Tax Return) have been fully and timely paid other than Taxes which are not yet due and payable and which have been adequately accrued and reserved in accordance with GAAP.  Since the date of the most recent GHV Financial Statements, GHV has not incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c)                                  There are no pending Actions against GHV for any material amount of Taxes, and GHV has not received notice of any such Action in writing from any Taxing Authority that asserts any deficiency or claim for a material amount of Taxes against GHV that has not been fully and timely paid, settled or adequately reserved in the most recent GHV Financial Statements.

(d)                                 To the Knowledge of GHV as of the date hereof, no claim has been made within the prior three (3) years by any Taxing Authority in a jurisdiction where GHV does not file Tax Returns that GHV is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(e)                                  There are no Tax liens on any assets of GHV (other than Permitted Liens).

(f)                                   GHV has withheld and fully and timely paid to the appropriate Governmental Authority all material amounts of Taxes required to have been withheld and paid by GHV in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party, and have complied in all material respects with applicable Law with respect to such Taxes.

(g)                                  GHV has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the last two years prior to the date of this Agreement.

(h)                                 GHV has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Law, and GHV is not subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.

(i)                                     GHV will not be required to include any amounts in income in, or exclude any items of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, provincial or local Law) as a result of a change in method of accounting occurring prior to the Closing; (ii) intercompany transactions or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, provincial or local Law) made or existing prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received or deferred revenue realized prior to the Closing.

(j)                                    GHV has not elected the installment method for the payment of Taxes incurred pursuant to Section 965 of the Code.

(k)                                 GHV has not been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(l)                                     GHV has no material liability for the Taxes of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract or otherwise.

(m)                             GHV is not a party to, or bound by, any Tax allocation, Tax sharing or Tax indemnification agreement (other than customary provisions in agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(n)                                 To the Knowledge of GHV, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger, taken together with the PIPE Investment and all or a portion of the steps in the Pre-Closing Restructuring from qualifying for the Intended Tax Treatment.

Section 5.17                             Proxy Statement/Prospectus and Registration Statement.  None of the information relating to GHV supplied by GHV in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the GHV Stockholders, at the time of the GHV Stockholders’ Meeting, or at the Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that GHV and its Affiliates make no representation with respect to any forward-looking statements supplied by or on behalf of GHV or its Affiliates for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 5.18                             Absence of Changes.

(a)                                 Since the GHV Balance Sheet Date, there has not occurred a GHV Material Adverse Effect.

(b)                                 Without limiting the generality of Section 5.18(a), (i) except in connection with or in preparation for the Transactions, since the GHV Balance Sheet Date and through the date of this Agreement, GHV has conducted its business in the ordinary course consistent with past practice in all material respects, and (ii) since the GHV Balance Sheet Date, GHV has not taken any action that, if taken during the period from the date of this Agreement through the Closing, would require the consent of Ardagh pursuant to Section 6.2.

Section 5.19                             No Other Representations or Warranties.

(a)                                 Except for the representations and warranties contained in this Article V, neither GHV nor any of its Affiliates is making, and expressly disclaims, any representation or warranty, express or implied, with respect to GHV or its Affiliates or their respective businesses with respect to any other information provided, or made available, to Ardagh or any of its Affiliates or Representatives in connection with the Transactions, including information, documents, projections, forecasts or other material made available to Ardagh, its Affiliates or Representatives in any “data rooms,” management presentations or otherwise in connection with the Transactions.

(b)                                 GHV acknowledges that it is not relying on, and that Ardagh and its Affiliates have not made, any representation or warranty except as specifically set forth in Article IV.

ARTICLE VI
COVENANTS

Section 6.1                                    Conduct of the AMP Business.  During the period commencing on the date of this Agreement and ending as of the earlier of (i) the termination of this Agreement in accordance with Article VIII, and (ii) the Closing (the “Interim Period”), except (A) as required by applicable Law, Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures), (B) as set forth on Section 6.1 of the Ardagh Disclosure Schedule, (C) for the Pre-Closing Restructuring, (D) as expressly contemplated by this Agreement or (E) with the prior written consent of GHV (such consent not to be unreasonably withheld, conditioned or delayed), Ardagh shall (solely with respect to the AMP Business), and shall cause the AMP Entities to:

(a)                                 conduct the AMP Business in the ordinary course of business consistent with past practice in all material respects; provided, that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19 (including any COVID-19 Measures), Ardagh and the AMP Entities shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of employees, directors, officers or agents or to meet such legal requirements;

(b)                                 not (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or (ii) effect any recapitalization, reclassification, split or other change in its capitalization, in each case, by or involving an AMP Entity;

(c)                                  not grant, create, assume or otherwise incur any Encumbrance (other than a Permitted Encumbrance) on any assets of any AMP Entity or with respect to the AMP Business, other than in the ordinary course of business consistent with past practice or any Encumbrance that will be released in full on or prior to the Closing;

(d)                                 not sell, transfer, assign, lease, sublease, license or otherwise dispose of any material assets (excluding Intellectual Property) of any AMP Entity or of the AMP Business, other than in the ordinary course of business consistent with past practice (which ordinary course of business consistent with past practice includes, for the avoidance of doubt, the financing or sale of accounts receivable in connection with any factoring or other supply chain financing arrangements of a type that have historically been entered into in the operation of the AMP Business);

(e)                                  not (i) amend the Organizational Documents of any of the AMP Entities, (ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding up of any of the AMP Entities, or (iii) form or establish a Subsidiary that would be an AMP Entity;

(f)                                   not amend or make any changes to the accounting policies, methods, principles or practices of any AMP Entity or otherwise relating to the AMP Business, unless required by GAAP, IFRS or applicable Law;

(g)                                  not authorize, issue, sell, convey, transfer, pledge, grant, redeem, repurchase or otherwise dispose of or acquire any shares of capital stock or other equity or ownership interests of any AMP Entity (or securities convertible into or exchangeable for any such equity or ownership interests), or any options, warrants, puts, calls, appreciation rights or units, phantom equity rights, or other similar rights with respect to or to purchase or subscribe for, equity or ownership interests of any AMP Entity, or permit any Encumbrances to be imposed on any such interests (other than any Encumbrance that will be released on or prior to the Closing);

(h)                                 not incur, assume or guarantee any Indebtedness for borrowed money other than (i) in connection with the Debt Financing, (ii) Indebtedness that shall be repaid, settled, canceled or terminated prior to the Closing (iii) intercompany Indebtedness between AMP Entities, and (iv) to replace Indebtedness (on substantially similar terms) that is maturing, expiring or otherwise terminating;

(i)                                     not (i) abandon, fail to maintain, sell, transfer, assign, license, cancel, allow to lapse or expire or otherwise dispose of any material Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice or (ii) disclose any material Trade Secret included in the Owned Intellectual Property to any other Person (other than in the ordinary course of business to a Person bound by customary written confidentiality obligations);

(j)                                    except as required under the terms of any Plan or Collective Bargaining Agreement as in effect on the date of this Agreement or applicable Law or as contemplated by this Agreement, not (i) enter into, adopt or amend any Plan that would be an AMP Business Plan if in effect on the date hereof, other than amendments that are generally applicable to employees of Ardagh and its Affiliates and do not disproportionately impact AMP Business Employees, (ii) increase the compensation and benefits provided to any AMP Business Employee or former employee of, or other current or former service provider (who is a natural person) to, the AMP Business, other than any AMP Business Employees with annual base salary or wages of less than $150,000, or (iii) terminate (other than for cause) any director or executive officer providing services primarily to the AMP Business, or give notice of any such action;

(k)                                 not enter into or materially amend any Collective Bargaining Agreement (or enter into any other material commitment with any Employee Representative Body) covering any AMP Business Employee, except to renew or replace an existing Collective Bargaining Agreement on substantially similar terms or as required as a result of the Transactions or by Law;

(l)                                     not (i) make, change or revoke any material Tax elections, (ii) change any method of Tax accounting, (iii) file any amended material Tax Return, (iv) enter into any closing agreement or similar agreement with respect to Taxes, or (v) settle or compromise any material Tax liability or surrender any right to claim a material Tax refund, offset or other reduction in a material Tax liability, in each case, unless otherwise required by applicable Law, except, in each case, in the ordinary course of business and not otherwise adverse to any AMP Entities or favor the Ardagh Entities as compared to the AMP Entities;

(m)                             not enter into any (i) material line of business or (ii) business that is unrelated to the AMP Business;

(n)                                 not release, assign, compromise, settle or agree to settle any Action material to the AMP Entities or their respective properties or assets, or to the AMP Business, unless such Action or settlement is solely monetary in nature and involves payments of less than $1,000,000 in the aggregate; or

(o)                                 not enter into an enforceable agreement, or otherwise agree or commit to do any of the foregoing.

Nothing contained in this Agreement shall be construed to give to GHV or any of its Affiliates, directly or indirectly, rights to control or direct the operations of the AMP Business during the Interim Period.

Section 6.2                                    Conduct of Business by GHV.  During the Interim Period, GHV shall not directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the Transactions; and except as (i) required by applicable Law, (ii) set forth on Section 6.2 of the GHV Disclosure Schedule, (iii) expressly contemplated by this Agreement or

(iv) with the prior written consent of Ardagh (such consent not to be unreasonably withheld, conditioned or delayed), GHV shall not:

(a)                                 amend the GHV Organizational Documents;

(b)                                 declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than pursuant to the redemption rights provided in the GHV Organizational Documents;

(c)                                  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the GHV Common Stock or GHV Warrants, other than pursuant to the redemption rights provided in the GHV Organizational Documents;

(d)                                 other than in connection with the Transactions, issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GHV or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GHV;

(e)                                  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)                                   incur any Indebtedness (other than Indebtedness, not to exceed $1,500,000, that is incurred by GHV and, to the extent outstanding as of the Closing Date, payable by AMPSA as a Transaction Expense);

(g)                                  make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by GAAP or applicable Law;

(h)                                 hire any Person; increase the compensation or benefits payable or to become payable to any GHV Employee or grant any equity or equity-based awards or awards with respect to the Transactions to any GHV Employee; or enter into or adopt any Plan or Collective Bargaining Agreement (or enter into any other material commitment with any Employee Representative Body);

(i)                                     not (i) make, change or revoke any material Tax elections, (ii) change any method of Tax accounting, (iii) file any amended material Tax Return, (iv) enter into any closing agreement or similar agreement with respect to Taxes, or (v) settle or compromise any material Tax liability or surrender any right to claim a material Tax refund, offset or other reduction in a material Tax liability, in each case, unless otherwise required by applicable Law, except, in each case, in the ordinary course of business or not otherwise adverse to any AMP Entities;

(j)                                    liquidate, dissolve, reorganize or otherwise wind up the business and operations of GHV;

(k)                                 amend the Trust Agreement or any other agreement related to the Trust Account; or

(l)                                     enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.3                                    PCAOB Financials.  Ardagh shall deliver to GHV the combined income statements, statements of comprehensive income and statements of cash flows of the AMP Business for each of the years ended December 31, 2020, 2019 and 2018 and as at December 31, 2020, 2019, 2018 for the combined statements of financial position, which have been prepared on a carve-out basis from the consolidated financial statements of Ardagh to represent the financial position and performance of the AMP Business as if the AMP Business had existed on a stand-alone basis for each of the years ended December 31, 2020, 2019 and 2018 and as at December 31, 2020, 2019, and 2018 (together with the notes, if any, relating thereto), audited in accordance with the auditing standards of the PCAOB applicable to carve-out financial statements (collectively, the “PCAOB Financials”) as soon as reasonably practicable following the date hereof, but in any extent no later than February 28, 2021.

Section 6.4                                    GHV Public Filings.

(a)                                 During the Interim Period, GHV will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by GHV with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”).  All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  As used in this Section 6.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.  Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, the contents of which are inconsistent with that of, or otherwise not disclosed in, any prior or contemporaneous press release or public announcement by Ardagh or GHV (or Affiliate thereof) in compliance with this Agreement shall be subject to the prior review and approval of Ardagh (which approval shall not to be unreasonably withheld, delayed or conditioned); provided in the case of a current report required to be filed by GHV or an Affiliate thereof on Form 8-K, GHV shall, prior to the filing of any such current report on Form 8-K, consult with Ardagh as to the timing and contents of such current report on Form 8-K, unless such consultation would not be reasonably feasible.

(b)                                 During the Interim Period, GHV shall use its reasonable best efforts prior to the Merger to maintain the listing of the GHV Units, the GHV Common Stock and the GHV Warrants on Nasdaq.

Section 6.5                                    Proxy Statement/Prospectus; Registration Statement.

(a)                                 As promptly as practicable after the execution of this Agreement and the delivery of the PCAOB Financials, (i) GHV, Ardagh and AMPSA prepare and GHV shall file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the GHV Stockholders relating to the meeting of GHV Stockholders (the “GHV Stockholders’ Meeting”) for the purpose of soliciting proxies from GHV Stockholders for the matters to be acted upon at the GHV Stockholders’ Meeting and providing the public stockholders an opportunity in accordance with GHV Organizational Documents to redeem their shares of GHV Common Stock (the “GHV Stock Redemption”) in conjunction with the stockholder vote on the GHV Proposals and (ii) Ardagh, AMPSA and GHV shall prepare and AMPSA shall file with the SEC a registration statement on Form F-4 or such other applicable form as Ardagh and GHV may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the Shares and AMPSA Warrants to be issued in the Merger.  Each Party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions.  Each of Ardagh, AMPSA and GHV shall furnish all information as may be reasonably requested by the others in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus.  Ardagh and AMPSA also agree to use their respective reasonable best efforts to obtain all necessary Securities Law or “Blue Sky” permits and approvals required to carry out the Transactions, and GHV shall furnish all information concerning GHV as may be reasonably requested in connection with any such action; provided that without the prior written consent of GHV, neither Ardagh nor AMPSA shall use any such information for any purpose other than to obtain necessary Securities Law or “Blue Sky” permits and approvals.

(b)                                 Promptly after the Registration Statement shall have become effective, GHV shall cause the Proxy Statement/Prospectus to be mailed to the GHV Stockholders.  No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by GHV, Ardagh or AMPSA without providing the other with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other Party and their counsel.  Each of GHV, Ardagh and AMPSA will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with GHV, Ardagh or AMPSA or their counsel in any discussions or meetings with the SEC.  GHV shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, GHV Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the GHV Stockholders’ Meeting and the GHV Stock Redemption.

(c)                                  If at any time prior to the Effective Time, any information relating to GHV, Ardagh or AMPSA or any of their respective affiliates, directors or officers, should be discovered by GHV, Ardagh or AMPSA which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the GHV Stockholders.

(d)                                 Each of GHV, Ardagh and AMPSA will advise the other Parties promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto, any oral or written comments or requests in relation to the GHV Stockholders’ Meeting, or requests by the SEC for additional information and each Party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus or the Registration Statement.  GHV, Ardagh or AMPSA shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable, as promptly as reasonably practicable after receipt thereof.

(e)                                  Without limiting the generality of the foregoing, each of GHV, Ardagh and AMPSA shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each of Ardagh and GHV shall furnish AMPSA with all information concerning it and its affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(f)                                   GHV, Ardagh and AMPSA shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Shares or AMPSA Warrants issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

(g)                                  Subject to Section 6.5(h), GHV, acting through the GHV Board, shall include in the Proxy Statement/Prospectus the recommendation of the GHV Board that the GHV stockholders vote in favor of each of the Transactions, as provided in Section 5.5 (such recommendation as to each of the GHV Proposals, a “GHV Board Recommendation”) and shall, consistent with the terms of this Agreement, otherwise use its reasonable best efforts to solicit proxies from the GHV Stockholders in favor of each of the GHV Proposals.  Subject to Section 6.5(h), none of the GHV Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the GHV Board to withdraw or modify, in a manner adverse to Ardagh or any AMP Entity, any GHV Board Recommendation.

(h)                                 Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to obtaining the GHV Stockholders’ Meeting, the GHV Board determines, in good faith, after consultation with its outside legal counsel, that a GHV Intervening Event has occurred and that, as a result thereof, a failure to withdraw or modify a GHV Board Recommendation would be inconsistent with the GHV Board’s fiduciary duties under applicable Law, then the GHV Board may withdraw or modify such GHV Board Recommendation; provided that GHV shall not withdraw or modify such GHV Board Recommendation unless (i) GHV first delivers to Ardagh a written notice advising Ardagh that the GHV Board proposes to take such action and containing the material facts underlying the GHV Board’s determination that a GHV Intervening Event has occurred and that a failure to withdraw or modify a GHV Board Recommendation would constitute a breach by the GHV Board of its fiduciary obligations under applicable Law (a “GHV Intervening Event Notice”), and (ii) at or after 5:00 p.m. Eastern Time, on the fourth (4th) Business Day immediately following the day on which GHV delivered the GHV Intervening Event Notice (such period from the time the GHV Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fourth (4th) Business Day immediately following the day on which GHV delivered the GHV Intervening Event Notice (it being understood that any material development with respect to a GHV Intervening Event shall require a new notice, but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “GHV Intervening Event Notice Period”), the GHV Board reaffirms in good faith (after consultation with its outside legal counsel) that a failure to withdraw or modify such GHV Board Recommendation would be inconsistent with the GHV Board’s fiduciary duties under applicable Law.  If requested by Ardagh, GHV shall, and shall use its reasonable best efforts to cause its Representatives to, during the GHV Intervening Event Notice Period, engage in good faith negotiations with Ardagh and its respective Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for any withdrawal or modification of such GHV Board Recommendation.

Section 6.6                                    GHV Stockholders’ Meetings.  GHV shall call the GHV Stockholders’ Meeting in accordance with the GHV Organizational Documents and applicable Law for the purposes of voting upon the GHV Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective for the purpose of voting solely upon the GHV Proposals.  GHV shall (a) consult with Ardagh in establishing the record date for the GHV Stockholders’ Meeting and the date of the GHV Stockholders’ Meeting, and (b) give notice to Ardagh of the GHV Stockholders’ Meeting.  Without the prior written consent of Ardagh, the GHV Proposals shall be the only matters (other than procedural matters) which GHV shall propose to be acted on by the GHV Stockholders at the GHV Stockholders’ Meeting.  Subject to Section 6.5(h), GHV shall use its reasonable best efforts to obtain the approval of the GHV Proposals at the GHV Stockholders’ Meeting, including by soliciting from the GHV Stockholders proxies as promptly as possible in favor of the GHV Proposals.  GHV shall provide Ardagh with updates with respect to the tabulated vote counts received by GHV. If on the date for which the GHV Stockholders’ Meeting is scheduled, based on the tabulated vote count, GHV will not obtain the required approval of the GHV Required Proposals, whether or not a quorum is present, GHV shall have the right to (and at Ardagh’s request will) make one or more successive postponements or adjournments of the GHV Stockholders’ Meeting (it being understood that, in the event of any postponement or adjournment pursuant to the foregoing, the GHV Stockholders’ Meeting shall not be held later than five (5) Business Days prior to the Outside Date); provided that GHV shall not, without the prior written consent of Ardagh (which consent shall not be unreasonably withheld, conditioned or delayed), postpone or adjourn the special meeting more than three (3) times; provided, further, that Ardagh may not request the postponement or adjournment of the GHV Stockholders’ Meeting more than once and such request shall not postpone or adjourn the GHV Stockholder’s Meeting for more than five (5) Business Days.

Section 6.7                                    Access to Information.  During the Interim Period, to the extent permitted by applicable Law, including applicable antitrust and competition Laws, or the requirements of any Governmental Authority, securities exchange or other regulatory organization with whose rules Ardagh or GHV is required to comply, each of Ardagh and GHV shall provide to the other and their respective Representatives reasonable access during normal business hours to all books, records, information, documents, personnel, offices, facilities and properties which such Party may reasonably request relating to the AMP Business or GHV’s business, as applicable (including, for the avoidance of doubt, maintaining access to such Party’s electronic data room); provided that such access shall only be upon the written request of Ardagh or GHV submitted reasonably in advance, shall not unreasonably disrupt personnel or interfere with the operations and properties of the AMP Business or GHV’s business, as applicable, and shall be at the requesting Party’s sole expense.  In exercising its rights hereunder, the requesting Party shall conduct itself so as not to unreasonably interfere in the conduct of the AMP Business or GHV’s business, as applicable.  Each of Ardagh and GHV acknowledge and agree that any contact or communication by it and its Representatives with officers, employees or agents of the AMP Business or GHV’s business, as applicable, hereunder shall be arranged and supervised by representatives of such Party granting access, unless such granting Party otherwise expressly consents in writing with respect to any specific contact.  Notwithstanding anything to the contrary set forth in this Agreement, none of Ardagh, GHV or any of their respective Affiliates shall be required to disclose to the other Parties or any of their Representatives (a) any information (i) if doing so would violate any Contract or Law to which the Party granting access or any of its Affiliates is a party or is subject or which it believes in good faith would result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges), (ii) if the requesting Party or any of its Affiliates, on the one hand, and the Party from whom access has been requested or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if the Party from whom access has been requested reasonably determines that such information is competitively sensitive (provided that in such case such information shall be made available pursuant to mutually agreed “clean team” procedures, to the extent permissible and reasonably requested for the valuation and assessment of the AMP Business or GHV’s business (as the case may be)), or (b) any other information relating to Taxes or Tax Returns to the extent unrelated to the AMP Business or the AMP Entities or GHV’s business, as applicable.  All information made available hereunder prior to the Closing shall be subject to the Confidentiality Agreement, and each of Ardagh and GHV shall not (and shall cause its respective Affiliates and Representatives not to) use any information obtained pursuant to this Section 6.7 or otherwise under this Agreement for any purpose unrelated to the Transactions.  No investigation pursuant to this Section 6.7 shall affect any representation or warranty in this Agreement of Ardagh or GHV or any condition to the obligations of Ardagh, AMPSA, MergeCo or GHV.

Section 6.8                                    Further Assurances.  Except as otherwise provided in this Agreement, during the Interim Period, each of the Parties shall, and shall cause its controlled Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, to do or cause to be done all things, necessary, proper or advisable under applicable Law or otherwise to carry out the provisions of this Agreement and to consummate and make effective as promptly as reasonably practicable, on the terms and conditions set forth in this Agreement, the Transactions, including executing and delivering such documents and other instruments as may be required.  Without limiting the foregoing, upon the reasonable request of Ardagh or GHV, the requested Party shall, and shall cause its controlled Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and agreements as may reasonably be required to effect the Transactions.

Section 6.9                                    Publicity.  The initial press release relating to this Agreement shall be a joint press release issued on the date of this Agreement, the text of which has been agreed to by each of GHV and Ardagh.  Thereafter, no press releases or similar public announcements related to this Agreement or the Transactions shall be issued by Ardagh or GHV or any of their respective Affiliates, without the prior written consent of Ardagh and GHV (not to be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or by the terms of any listing agreement with a securities exchange on which the securities of Ardagh or GHV are listed (in which case Ardagh and GHV shall, prior to the issuance of any such press release or public announcement consult with the other as to the timing and contents of any such press release or public announcement, unless such consultation would not be reasonably feasible), or (b) any such press release or public announcement, the content of which is consistent with that of any prior or contemporaneous press release or public announcement by Ardagh or GHV (or Affiliate thereof) in compliance with this Agreement.

Section 6.10                             Non-Solicitation.

(a)                                 During the Interim Period, other than in connection with the Transactions, GHV agrees that it shall not, and shall not authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or Representatives acting on its behalf (including investment bankers, attorneys and accountants), to, directly or indirectly, (i) initiate, solicit, or knowingly facilitate the making of any offers or proposals related to, an Alternate GHV Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to an Alternate GHV Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or informs it that such Person is considering making, a proposal with respect to an Alternate GHV Combination, (iii) approve, endorse or recommend any Alternate GHV Combination, or (iv) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other Contract relating to an Alternate GHV Combination.  GHV shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such proposal, offer or request for information) notify Ardagh of any proposals, offers or requests for information made with respect to an Alternate GHV Combination following GHV’s awareness thereof and provide Ardagh a copy of such proposal, offer or request for information, if in writing.  GHV and its officers and directors shall, and shall instruct and cause its Representatives acting on its behalf to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Alternate GHV Combination, other than with respect to the Transactions.

(b)                                 During the Interim Period, other than in connection with the Transactions, Ardagh and AMPSA each agree that it shall not, will direct their respective Affiliates not to, and shall not authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or Representatives acting on its behalf (including investment bankers, attorneys and accountants), to, directly or indirectly, (i) initiate, solicit, or knowingly facilitate the making of any offers or proposals related to, an Alternate Ardagh Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to an Alternate Ardagh Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or informs it that such Person is considering making, a proposal with respect to an Alternate Ardagh Combination, (iii) approve, endorse or recommend any Alternate Ardagh Combination, or (iv) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other Contract relating to an Alternate Ardagh Combination.  Ardagh or AMPSA, as applicable, shall promptly (and in no event later than twenty-four (24) hours after becoming aware of such proposal, offer or request for information) notify GHV of any proposals, offers or requests for information made with respect to an Alternate Ardagh Combination following the earlier of Ardagh’s or AMPSA’s awareness thereof and provide GHV a copy of such proposal, offer or request for information, if in writing.  Ardagh, AMPSA and their respective officers and directors shall, and shall instruct and cause their respective Representatives acting on their behalf to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Alternate Ardagh Combination, other than with respect to the Transactions.

Section 6.11                             Directors’ and Officers’ Indemnification.

(a)                                 From and after the Effective Time, AMPSA agrees that it shall, or shall cause a credit-worthy Subsidiary to, indemnify and hold harmless each current or former director or officer of GHV (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) against any Losses suffered or incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to such D&O Indemnified Party’s service as a director or officer of GHV at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that GHV would have been permitted under the GHV Organizational Documents as of the date hereof to indemnify such D&O Indemnified Parties (including the advancement of expenses).  Without limiting the foregoing, AMPSA agrees that all rights to exculpation, indemnification and advancement of expenses existing as of the date hereof in favor of each D&O Indemnified Party, as provided in the GHV Organizational Documents or in any indemnification agreement with GHV shall survive the Closing and shall continue in full force and effect.  For a period of six (6) years after the Closing Date, AMPSA shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the GHV Organizational Documents as in effect as of the date hereof or in any indemnification agreement between GHV and any D&O Indemnified Party as in effect as of the date hereof, and AMPSA shall cause the Surviving Corporation to not amend, repeal, or otherwise modify any such provision in any manner that would adversely affect the rights of any D&O Indemnified Party thereunder; provided, that all rights to exculpation, indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.  From and after the Closing, AMPSA shall cause its applicable Subsidiary and the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.11(a).

(b)                                 Prior to the Closing, GHV shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each director or officer of GHV who is currently covered by a directors’ and officers’ liability insurance policy of GHV on terms with respect to coverage, deductibles and amounts that are no less favorable to such person on the whole than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing.  AMPSA shall cause the Surviving Corporation to maintain the D&O Tail in full force and effect for its full term in accordance with this Section 6.11(b).

(c)                                  The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of AMPSA, any other AMP Entity or their respective Subsidiaries, as applicable, any other indemnification agreement or arrangement with any of the foregoing to which they are a party, any Law or otherwise.  The obligations of AMPSA, the other AMP Entities, the Surviving Corporation and their respective Subsidiaries under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.  The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of this Section 6.11.

(d)                                 If AMPSA or, after the Closing, the Surviving Corporation or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of AMPSA, the Surviving Corporation or their Subsidiaries, as applicable, assume the obligations set forth in this Section 6.11.

Section 6.12                             Trust Account.

(a)                                 Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice GHV shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, GHV shall (A) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) use reasonable best efforts to cause the Trustee to (1) pay as and when due all amounts payable to GHV Stockholders in accordance with the GHV Stock Redemption, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

(b)                                 For and in consideration of GHV entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Ardagh agrees that, notwithstanding any other provision contained in this Agreement, Ardagh and the AMP Entities do not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between, Ardagh or any of the AMP Entities, on the one hand, and GHV, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.  Notwithstanding any other provision contained in this Agreement, each of Ardagh and the AMP Entities hereby irrevocably waives any right, title, interest or claim it may have, now or in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with GHV, and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit or limit Ardagh or any of the AMP Entities from (i) pursuing a claim against GHV pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (ii) pursuing any claims that Ardagh or any of the AMP Entities may have against GHV’s assets or funds that are not held in the Trust Account.  In the event that Ardagh or any of the AMP Entities commences any Action based upon, in connection with, relating to or arising out of any matter relating to GHV, which Action seeks, in whole or in part, relief against the Trust Account in violation of the foregoing, GHV shall be entitled to recover from Ardagh or the AMP Entities the associated legal fees and costs in connection with any such Action, in the event GHV prevails in such Action.

Section 6.13                             Tax Matters.

(a)                                 Tax Returns.

(i)                                     The Parties shall cause there to be filed no consolidated, combined or unitary Tax Return for any Post-Closing Tax Period for any Ardagh Consolidated Group (an “Ardagh/AMPSA Group Tax Return”), except to the extent any Ardagh/AMPSA Group Tax Return is required by applicable Law to be filed.  If any Ardagh/AMPSA Group Tax Return is required to be filed, then the Parties will enter into (and cause the appropriate AMP Entities to enter into) a tax sharing or allocation agreement or arrangement having arm’s length terms.

(ii)                                  Notwithstanding the foregoing, for U.S. state and local Ardagh/AMPSA Group Tax Returns required to be filed by applicable Law for any Post-Closing Tax Periods, the tax sharing or allocation agreement or arrangement shall reflect the following principles:

(A)                               the Tax allocated to the AMP Entities shall equal the product of (i) the statutory rate imposed by the relevant jurisdiction for the Tax covered by such Tax Return and (ii) the amount (if any) of positive income calculated by multiplying the AMP Entities’ tax base for that jurisdiction by the Ardagh Consolidated Group’s apportionment formula for that jurisdiction, and taking into consideration nonapportionable items of income for the AMP Entities with respect to such Tax Return;

(B)                               the Tax liability of an Ardagh Consolidated Group shall be equitably apportioned between the AMP Entities and Ardagh Entities in such group in accordance with their contribution of Tax items to such Tax Liability;

(C)                               the AMP Entities will be compensated by Ardagh for the use by an Ardagh Consolidated Group of any net Tax losses or credits generated by the AMP Entities, and Ardagh will be compensated by the AMP Entities for the use by an Ardagh Consolidated Group of any net Tax losses or credits generated by the Ardagh Entities; and

(D)                               Without the consent of AMPSA (such consent not to be unreasonably withheld, conditioned, or delayed), Ardagh shall not make any election or take any other action with respect to any Ardagh Consolidated Group if such election or action would favor the Ardagh Entities over the AMP Entities, and, without the consent of Ardagh (such consent not to be unreasonably withheld, conditioned, or delayed), no AMP Entity shall make any election or take any other action with respect to any Ardagh Consolidated Group if such election or action would favor the AMP Entities over the Ardagh Entities.

(iii)                               With respect to U.S. state and local Ardagh/AMPSA Group Tax Returns described in the foregoing clause (ii), Ardagh and the AMP Entities shall cooperate fully at such time and to the extent reasonably requested in connection with the preparation and filing of any Tax Return or the conduct of any tax audit or other proceeding, and (A) not later than thirty (30) days prior to the filing of any Ardagh/AMPSA Group Tax Returns, Ardagh shall provide AMPSA with a copy of such Ardagh/AMPSA Group Tax Return and shall incorporate any reasonable comments of AMPSA prior to filing and (B) Ardagh shall not settle or concede any such Tax claim without the prior written consent of AMPSA (such consent not to be unreasonably withheld, conditioned or delayed).

(b)                                 FIRPTA Certificates.

(i)                                     At or prior to the Closing, Ardagh Metal Beverage USA Inc. (“AMBUSA”) shall deliver to AMPSA a duly executed certificate and notice in compliance with U.S. Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), certifying that AMBUSA is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the U.S. Treasury Regulations thereunder.  After the Closing, AMPSA shall mail the notice referred to above to the Internal Revenue Service within the time frame provided in U.S. Treasury Regulation Section 1.897-2(h)(2)(v).

(ii)                                  At or prior to the Closing, GHV shall deliver to AMPSA a duly executed certificate and notice in compliance with U.S. Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that GHV is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the U.S. Treasury Regulations thereunder.  After the Closing, AMPSA shall mail the notice referred to above to the Internal Revenue Service within the time frame provided in U.S. Treasury Regulation Section 1.897-2(h)(2)(v).

(c)                                  Transfer Taxes.  All Transfer Taxes incurred in connection with or as a result of the Transactions in an amount not to exceed $11,000,000 shall be borne and paid by AMPSA, and any such Transfer Taxes in excess of $11,000,000 shall be borne and paid by Ardagh.  The Parties shall cooperate with respect to the filing of any Tax Returns with respect to Transfer Taxes.  If one party remits to the appropriate Governmental Authority payment for Transfer Taxes and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.  Notwithstanding any other provision in this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d)                                 Ardagh Taxes and AMPSA Taxes.

(i)                                     From and after the Closing, (A) Ardagh shall indemnify and hold the AMP Entities harmless from and against, and pay to AMPSA the amount of, any Losses suffered or incurred by the AMP Entities resulting from or arising out of any Ardagh Taxes and (B) AMPSA shall indemnify and hold the Ardagh Entities harmless from and against, and pay to Ardagh the amount of, any Losses suffered or incurred by the Ardagh Entities resulting from or arising out of any AMPSA Taxes.

(ii)                                  If (A) any AMP Entity is required to file a Tax Return with respect to any Ardagh Taxes, such AMP Entity shall (1) provide Ardagh a reasonable opportunity to review any such Tax Return and reflect any of Ardagh’s reasonable comments and (2) pay all Taxes shown to be due on any such Tax Return subject to Ardagh’s indemnification obligation in Section 6.13(d)(i)(A); and (B) any Ardagh Entity is required to file a Tax Return with respect to any AMPSA Taxes, such Ardagh Entity shall (1) provide AMPSA a reasonable opportunity to review any such Tax Return and reflect any of AMPSA’s reasonable comments and (2) pay all Taxes shown to be due on any such Tax Return subject to AMPSA’s indemnification obligation in Section 6.13(d)(i)(B).

(iii)                               If a written notice of deficiency, audit, examination claim, litigation or other administrative or court proceeding, suit or dispute with respect to Ardagh Taxes is received by any AMP Entity or AMPSA Taxes is received by any Ardagh Entity, respectively (a “Tax Claim”), (A) with respect to Ardagh Taxes, Ardagh shall control any such Tax Claim, but shall not settle any such Tax Claim without the prior written consent of AMPSA (such consent not to be unreasonably withheld, conditioned or delayed); and (B) with respect to AMPSA Taxes, AMPSA shall control any such Tax Claim, but shall not settle any such Tax Claim without the prior written consent of Ardagh (such consent not to be unreasonably withheld, conditioned or delayed).

(e)                                  Tax Treatment.

(i)                                     For U.S. tax purposes, each of the Parties intends that the Merger, taken together with the PIPE Investment and all or a portion of the steps in the Pre-Closing Restructuring, should qualify as a transaction under Section 351 of the Code and should not subject the GHV Stockholders to tax under Section 367 of the Code (subject to entry into gain recognition agreements by any such stockholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code) (the “Intended Tax Treatment”).

(ii)                                  The Parties intend for the Merger, taken together with the PIPE Investment and all or a portion of the steps in the Pre-Closing Restructuring, to qualify for the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.  Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(iii)                               No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger, taken together with the PIPE Investment and all or a portion of the steps in the Pre-Closing Restructuring, from so qualifying for the Intended Tax Treatment.

(iv)                              Ardagh and AMPSA acknowledge that any GHV Stockholder who owns five percent (5%) or more of the total voting power or total value of the outstanding Shares immediately after the Closing, as determined under Section 367 of the Code and the U.S. Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with U.S. Treasury Regulation Section 1.367(a)-8. If a GHV Stockholder enters into a gain recognition agreement, AMPSA shall (A) furnish to such GHV Stockholder such information as such GHV Stockholder reasonably requests in connection with such GHV Stockholder’s preparation of a gain recognition agreement, and (B) provide such GHV Stockholder with any information needed for purposes of determining whether there has been a gain “triggering event” under the terms of such GHV Stockholder’s gain recognition agreement.

(v)                                 Following the Closing Date, AMPSA shall, or shall cause GHV to, comply with the tax reporting obligations of U.S. Treasury Regulation Section 1.367(a)-3(c)(6).

(f)                                   Tax Officer’s Certificates. Each of AGSA and GHV shall execute and deliver an officer’s certificate containing customary representations reasonably requested by Shearman & Sterling LLP, as counsel to AMPSA, and the “Big 4” accounting firm identified in Section 6.13(f) of the Ardagh Disclosure Schedule (the “AMPSA Tax Advisor”), as tax advisor to AMPSA (collectively, the “Tax Officer’s Certificates”), in each case at such time or times reasonably requested by such counsel or tax advisor for purposes of (x) the AMPSA Tax Advisor rendering the opinion described in Section 7.2(h), and (y) an opinion of Shearman & Sterling LLP provided, subject to the limitations and assumptions set forth therein, with respect to the accuracy of the U.S. federal income tax disclosure in the Registration Statement (which opinion will be filed as Exhibit 8 to the Registration Statement).

(g)                                  Termination of Tax Sharing Agreements.  Effective as of the Closing Date, any and all tax sharing or allocation agreements or arrangements to which any AMP Entity is a party (other than any agreements entered into pursuant to Section 6.13(a)) shall be terminated such that none of AMPSA, any AMP Entity, or any counterparty thereto shall have any further liability thereunder.

Section 6.14                             Notification of Certain Matters.  Each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would reasonably be expected to cause any of such Party’s conditions set forth in Article VII not to be satisfied.  No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.  No notice pursuant to this Section 6.14 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 6.15                             Stock Exchange Listing.  Each of Ardagh, AMPSA and GHV shall use its reasonable best efforts to cause the Shares and AMPSA Warrants issuable in the Transactions and the Shares that will become issuable upon the exercise of the AMPSA Warrants to be approved for listing on NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 6.16                             Delisting and Deregistration.  Each of AMPSA and GHV shall use its reasonable best efforts to cause the GHV Units, the GHV Common Stock and the GHV Warrants to be delisted from Nasdaq and to have GHV terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by AMPSA) as of the Closing Date or as soon as practicable thereafter.

Section 6.17                             Pre-Closing Restructuring.  Prior to the Closing, Ardagh, AMPSA and the other applicable Subsidiaries of Ardagh (if any) shall enter into the Transfer Agreement and pursuant thereto shall consummate the transactions as described in the Steps Plan, including the AMP Transfer, with such changes to the Transfer Agreement or to such steps (a) that are determined by Ardagh to be reasonably necessary or appropriate to effect such transactions and (b) solely to the extent such changes are or would reasonably be expected to (i) adversely affect the Intended Tax Treatment or (ii) be adverse to the AMP Entities or any shareholder of AMPSA (other than Ardagh), are consented to in writing by GHV (such consent not to be unreasonably withheld, conditioned or delayed) (such actions taken pursuant to the Transfer Agreement and in accordance with this Section 6.17, the “Pre-Closing Restructuring”); provided that no such change shall limit in any manner or otherwise affect the representations and warranties of Ardagh set forth in Article IV.

Section 6.18                             Termination of Existing Registration Rights Agreement.  Prior to the Closing, in connection with the entry into the Registration Rights and Lock-Up Agreement, GHV shall cause to be terminated all existing registration rights agreements entered into between GHV and any other party, including the Sponsor but not including any PIPE Investors.  No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

Section 6.19                             EU Securities Regulation.  During the Interim Period, the Parties shall not make any offer of securities in the European Union in connection with the Transactions other than in accordance with the provisions of the Prospectus Regulation.  In the event that the Parties, following consultation with their respective counsel, determine that a prospectus or a prospectus exemption document (as applicable) may be required to be published in accordance with the provisions of the Prospectus Regulation, each Party shall use its reasonable best efforts take such actions and do such things that such Party (after consultation with counsel) deems reasonably necessary or desirable, including the delivery or execution of any documents or instruments reasonably required or desirable in order for AMPSA to publish a prospectus or be exempted from the obligation to publish a prospectus or a prospectus exemption document (as applicable) under the Prospectus Regulation.  Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to cooperate with each other in good faith in taking any actions or preparing or delivering any documents or instruments pursuant to the preceding sentence and to furnish the others with such information concerning it and its Affiliates as the providing Party (after consulting with counsel) may deem reasonably necessary or advisable in connection the foregoing.

Section 6.20                             PIPE Investment.  During the Interim Period, AMPSA shall use its reasonable best efforts, and GHV shall fully cooperate with it in such efforts (a) to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements (including maintaining in effect such Subscription Agreements) and (b) to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to AMPSA in such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that are waived by AMPSA or those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by such Subscription Agreements at or prior to Closing.  Without limiting the generality of the foregoing, AMPSA and, if applicable, GHV shall give the other Parties prompt written notice:  (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement known to it; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (C) if such Party does not expect AMPSA to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.  Notwithstanding anything to the contrary in the Subscription Agreements, AMPSA and GHV shall jointly deliver all notices required to be delivered under the Subscription Agreements and, subject to the terms and conditions of this Agreement and the Subscription Agreements, such notices shall be jointly delivered on a timely basis as and when required hereunder and thereunder in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

Section 6.21                             Debt Financing.

(a)                                 In connection with the Debt Financing, GHV and Ardagh shall use commercially reasonable efforts to provide, and to cause their respective appropriate officers,

employees and Representatives to use commercially reasonable efforts to provide, reasonable cooperation in connection with the arrangement of the Debt Financing that is necessary, customary or advisable in connection with the AMPSA Financing Parties’ efforts to arrange and obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Documents (provided that such cooperation does not unreasonably interfere with the ongoing operations of GHV or Ardagh), including: (i) participation in meetings, offering memorandum drafting sessions, lender presentations, investor presentations and rating agency presentations and due diligence sessions, in each case, to the extent the participation of GHV and its officers, employees or Representatives is required, at such times as are mutually agreed (it being expressly understood that unless otherwise expressly agreed in writing by GHV and Ardagh such activities shall be conducted telephonically or virtually through the use of video conference or similar software that does not require the use of specialized equipment) and reasonably promptly furnishing the AMPSA Financing Parties and its Debt Financing Sources with the required information regarding the AMP Entities that is required to be delivered to the Debt Financing Sources pursuant to any definitive documentation entered into therewith, and other financial and pertinent information regarding the AMP Entities, as may be reasonably required by the Debt Financing Sources that is customary for similar debt financings; (ii) assisting the AMPSA Financing Parties and the Debt Financing Sources in the preparation of (A) pro forma financial information and financial statements and other materials, including carve-out financial statements (and related audit and review reports) for any bank financing, bond offering memorandum and similar documents in connection with any of the Debt Financing (including customary (1) lender presentations and confidential information memoranda and customary authorization letters for distribution thereof; and (2) offering documents for high yield offerings pursuant to Rule 144A or Regulation S under the Securities Act (a “Rule 144A/Reg S Offering”)) and (B) materials for rating agency presentations; (iii) facilitating customary due diligence and furnishing, or using reasonable efforts to cause third parties to furnish, to the AMPSA Financing Parties and the lenders, initial purchasers or investors or their advisers with due diligence materials prepared on behalf of Ardagh or GHV (and their officers and employees) and other information reasonably required by any lender, initial purchaser or investor or its advisers in connection with their due diligence investigation of the AMP Entities or GHV, including the furnishing of customary certificates of officers or directors of Ardagh, GHV or their Affiliates; and (iv) in the case of Ardagh, using commercially reasonable efforts to (A) obtain from Ardagh’s auditors such accountants’ customary SAS-72 style comfort letters (with customary negative assurance) in the form and substance customary for a Rule 144A/Reg S Offering and reports as may be required to implement or obtain the Debt Financing, and the consent of such auditors to the use of their reports in any materials relating to the Debt Financing and cause such accountants to cooperate with the AMPSA Financing Parties in connection with the Debt Financing, including reviewing and commenting on the offering memorandum and participating in drafting sessions, (B) obtain such consents, legal opinions, surveys and title insurance as may be required to implement or obtain the Debt Financing; (C) facilitate, effective as of the Closing or such other date as agreed between Ardagh and the Debt Financing Sources, the pledging of collateral and the repayment or defeasance of any Indebtedness (including obtaining payoff, redemption or similar notices, effective as of the Closing) and the release of related liens and termination of security interests; (D) take reasonable actions necessary to (x) permit the lenders and prospective lenders involved in the Debt Financing to evaluate the current assets, cash management and accounting systems of the AMP Entities, and the policies and procedures relating thereto for the purposes of establishing collateral arrangements and to assist with other collateral audits and due diligence examinations reasonable and customary for debt financings, (y) comply with reasonable publicity guidelines with respect to the Debt Financing, including refraining from public comment regarding any such offering except as may be required by applicable law, and (z) establish bank and other accounts (including escrow accounts) and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Debt Financing; (E) cause the applicable AMPSA Financing Parties to provide all documentation and other information regarding the AMPSA Financing Parties or their applicable Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and requested by the lenders in writing within five (5) Business Days of such request; (F) execute or cause the applicable AMPSA Financing Parties to execute, customary definitive financing documents, as may be required to implement or obtain the Debt Financing (including a certificate of the chief financial officer of FinanceCo with respect to solvency matters); (G) assist the AMPSA Financing Parties to obtain waivers, consents, estoppels and approvals from other parties to material leases to which Ardagh or any Affiliate of Ardagh is a party; and (H) take corporate and other actions necessary to permit the consummation of the Debt Financing (including executing and delivering customary closing documents and certificates, executing and delivering any escrow agreements (if applicable)).  In connection with the marketing materials (including confidential information memoranda and lender presentations) and rating agency presentations related to the syndication of the Debt Financing, GHV and Ardagh consent to the use of their name, logos, trademarks and service marks in a manner that is reasonable and customary for such financing transactions; provided that such names, logos, trademarks and service marks are used solely in a manner that is not intended to nor reasonably likely to harm or disparage GHV or Ardagh or the reputation or goodwill of GHV or Ardagh and their marks.

(b)                                 Notwithstanding anything to the contrary set forth herein, nothing in Section 6.21(a) will require GHV to take any action in connection with the Debt Financing that, in the good faith determination of GHV, would (i) involve entry into any definitive financing documents by GHV, its Affiliates or any of its or their respective Representatives, (ii) require GHV, its Affiliates or any of its or their respective Representatives to be the issuer of any securities or issue any offering document, (iii) require GHV, any of its Affiliates, or any of its or their respective Representatives to provide any information the disclosure of which is prohibited or restricted by applicable Laws or legal proceeding or that is legally privileged and disclosure of which would result in a loss of privilege, (iv) require GHV, any of its Affiliates, or any of its or their respective Representatives, to take any action that will conflict with or violate the Organizational Documents of such Person or any applicable Law, (v) require any officer, director or employee of GHV or its Affiliates to deliver or be required to deliver any certificate or take any other action to the extent any such action would reasonably be expected to result in personal liability to such officer, director or employee, (vi) require GHV, any of its Affiliates, or any of its or their respective Representatives to pledge or cause or permit any Encumbrance to be placed on any of their respective assets, guarantee any Indebtedness or incur any other liability in connection with the Debt Financing, or (vii) require GHV, any of its Affiliates, or any of its or their respective Representatives to pay any fees or expenses or otherwise incur any liability or give any indemnities.  Ardagh will indemnify and hold harmless GHV, its Affiliates and its and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement or obtaining of the Debt Financing and the performance of their respective obligations under Section 6.21(a), and will, promptly upon request of GHV, reimburse GHV, its Affiliates and its and their respective Representatives for all reasonable and documented out-of-pocket costs and expenses incurred by GHV, its Affiliates or its and their respective Representatives in connection with the Debt Financing or the cooperation provided pursuant to Section 6.21(a) (it being understood that, if the Closing occurs, such costs and expenses are Transaction Expenses).  For purposes of this Section 6.21(b), references to “GHV” shall not include the Surviving Corporation.

(c)                                  Ardagh shall cause the AMPSA Financing Parties and their Subsidiaries to (i) enter into the agreements and other documents required to be entered into by the AMPSA Financing Parties or any of their Subsidiaries (such agreements and other documents, the “Debt Financing Documents”) in connection with the Committed Debt Financing on substantially the terms and conditions contained in the Committed Debt Financing Documents (including any “market flex” provisions) or, if applicable, any other Debt Financing in form and substance reasonably satisfactory to Ardagh; provided that, unless consented to in writing by GHV, (A) the terms, including interest rate and fees, of such other Debt Financing shall not, taken as a whole, be materially less favorable to the AMPSA Financing Parties than those in the Committed Debt Financing Documents as in effect on the date hereof, (B) such other Debt Financing shall not have conditions to funding more onerous than the Commitment Conditions Precedent (the terms described in subclauses (A) and (B), the “Required Debt Financing Terms”) and (C) Ardagh shall deliver all commitment letters (together with all related fee letters) and other definitive documents in respect of such other Debt Financing to GHV; provided, further, that GHV shall be given a reasonable opportunity to review and comment on the Definitive Debt Financing Agreements prior to the execution and delivery thereof and any such comments shall be considered in good faith by Ardagh, (ii) until definitive agreements on terms not less favorable to the AMPSA Financing Parties than the Required Debt Financing Terms are entered into by the AMPSA Financing Parties with respect to Debt Financing (such agreements, the “Definitive Debt Financing Agreements”), maintain in effect the Commitment Financing Documents, (iii) materially comply with the obligations in the Debt Financing Documents that are within their control and satisfy on a timely basis all conditions in the Debt Financing Documents that are within their control and (iv) upon the satisfaction or waiver of the Commitment Conditions Precedent or the conditions precedent to other Debt Financing set forth in the Definitive Debt Financing Agreements, consummate the Debt Financing at or prior to the Closing.

(d)                                 Ardagh shall keep GHV informed with respect to all activity concerning the status of the Debt Financing and shall give GHV prompt written notice upon it or any of its Affiliates’ obtaining knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or default) by any party to any Debt Financing Documents then in place, (ii) any actual or threatened withdrawal, repudiation or termination of the Debt Financing by any of the Debt Financing Sources and (iii) any material dispute or disagreement between or among any of the parties to the Debt Financing Documents.  None of Ardagh, FinanceCo or any of the other AMPSA Financing Parties shall, without the prior written consent of GHV, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under any Debt Financing Documents (including the Committed Debt Financing Documents) in a manner that (A) reduces the amount of the Debt Financing available at or prior to Closing to an amount which would yield net proceeds less than $2,315,000,000, (B)

adds or expands on the conditions precedent to the funding of the Debt Financing, as compared to the Commitment Conditions Precedent as in effect on the date hereof or (C) adversely affects the ability of the AMPSA Financing Parties to enforce their respective rights against the Debt Financing Sources, as compared to the terms of the Committed Debt Financing Documents as in effect on the date hereof.

Section 6.22                             Stockholder Litigation.  In the event that any stockholder Action related to this Agreement, any Related Agreement or the Transactions is brought against GHV or Ardagh or the members of their respective boards of directors, GHV or Ardagh, as applicable, shall promptly notify the other Parties of any such stockholder Action and shall keep the other Parties reasonably informed with respect to the status thereof.  Each of the Parties shall reasonably cooperate with the other in the defense or settlement of any such Action, and each of the Parties shall give the other Parties the opportunity to consult with it regarding the defense and settlement of any such Action and shall consider in good faith the advice of the other Parties with respect to any such Action.  Except as provided in Section 6.22 of the GHV Disclosure Schedules, none of GHV or any Subsidiary or Representative of GHV shall settle or agree to settle any such stockholder Action or consent to the same without the prior written consent of Ardagh, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.23                             MergeCo Approval.  Promptly following the execution of this Agreement, AMPSA shall, and Ardagh shall take all action necessary to cause AMPSA to, adopt this Agreement as the sole stockholder of MergeCo, and AMPSA and Ardagh shall promptly deliver evidence of such adoption to GHV.

Section 6.24                             Insider Letters.  Pursuant to those certain letter agreements, dated as of August 10, 2020 (collectively, the “Insider Letters”), entered into by and between GHV and each of Mark Stone, William Patton, Randall Bort, Alec Gores, Andrew McBride and Jeffrey Rea (collectively, the “Insiders”) and the Sponsor, the Insiders and the Sponsor agreed to vote all of the shares of the capital stock of GHV they hold to approve GHV Required Proposals (the “Approval Requirement”) and not to redeem such shares in connection with the Transactions (the “Non-Redemption Requirement”).  GHV hereby agrees to enforce the terms and conditions of the Insider Letters, including the Approval Requirement and the Non-Redemption Requirement, in connection with the consummation of the Transactions.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                    Conditions to Obligations of all Parties.  The obligations of GHV, Ardagh, AMPSA and MergeCo to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Ardagh (on behalf of itself, AMPSA and MergeCo) and GHV:

(a)                                 No Injunctions or Restraints.  No Action or Governmental Order (whether temporary, preliminary or permanent) or Law shall have been enacted, issued, promulgated, enforced or entered that restrains, enjoins or otherwise prohibits the consummation of the Transactions or would cause any of the Transactions to be rescinded following the Closing.

(b)                                 GHV Stockholders’ Approval.  The GHV Required Proposals shall have been approved and adopted by the requisite affirmative vote of the GHV Stockholders in accordance with the Proxy Statement/Prospectus, the DGCL, the GHV Organizational Documents and the rules and regulations of Nasdaq.

(c)                                  AMPSA Auditor Report.  A Luxembourg independent statutory auditor (réviseur d’entreprises agréé) of AMPSA shall have issued at or before the Effective Time a report on each of the contributions in kind relating to the Shares to be issued to the GHV Stockholders or Ardagh on or before the Closing Date in accordance herewith, prepared in accordance with article 420-10 of the 1915 Law.

(d)                                 PIPE Investment.  All closing conditions to the PIPE Investment shall have been satisfied or waived and the PIPE Investment Amount shall have been paid to AMPSA on the Closing Date.

(e)                                  Registration Statement.  The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC and not withdrawn.

(f)                                   Stock Exchange Listing.  The Shares shall have been approved for listing on NYSE, subject to official notice of issuance.

Section 7.2                                    Conditions to Obligations of GHV.  The obligations of GHV to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by GHV:

(a)                                 Representations and Warranties.  Each of the representations and warranties of Ardagh contained in (i) Section 4.1 (Organization and Authority) and Section 4.20 (Brokers’ Fees), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “AMP Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) Section 4.4 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date, (iii) Section 4.16(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, and (iv) Article IV (other than those representations and warranties described in clauses (i), (ii) and (iii) of this Section 7.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “AMP Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, as it relates to such representations and warranties contained in Article IV (other than those representations and warranties described in clauses (i), (ii) and (iii)

of this Section 7.2(a)), where the failure to be true and correct would not have an AMP Material Adverse Effect.

(b)                                 Performance of Obligations.  Each of Ardagh, AMPSA and MergeCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)                                  Officer’s Certificate.  Ardagh shall have delivered to GHV a certificate signed on behalf of Ardagh by an authorized officer of Ardagh to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) as they relate to Ardagh, AMPSA and MergeCo have been satisfied.

(d)                                 Pre-Closing Restructuring.  The Pre-Closing Restructuring shall have been completed in accordance with the terms of this Agreement and the Transfer Agreement, and evidence thereof shall have been provided to GHV.

(e)                                  No AMP Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred an AMP Material Adverse Effect.

(f)                                   GHV Minimum Cash Amount.  The sum of (i) the GHV Closing Cash Amount plus (ii) the PIPE Investment Amount shall equal or exceed the GHV Minimum Cash Amount.

(g)                                  Closing Deliverables.  Ardagh shall have delivered to GHV the Closing deliverables set forth in Section 2.3(a).

(h)                                 Tax Opinion.  AMPSA shall have received an opinion from the AMPSA Tax Advisor to the effect that, on the basis of the facts, representations and reasonable assumptions set forth in such opinion, for U.S. federal income tax purposes, the Merger, taken together with the PIPE Investment and all or a portion of the steps in the Pre-Closing Restructuring, should qualify for the Intended Tax Treatment, which opinion may be relied on by GHV as if addressed to it.  In rendering such opinion, the AMPSA Tax Advisor may rely upon the Tax Officer’s Certificates, which certificates shall be effective as of the date of such tax opinion.

Section 7.3                                    Conditions to Obligations of Ardagh, AMPSA and MergeCo.  The obligations of Ardagh, AMPSA and MergeCo to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived on behalf of all such Parties in writing by Ardagh:

(a)                                 Representations and Warranties.  Each of the representations and warranties of GHV contained in (i) Section 5.1 (Organization and Authority) and Section 5.10 (Brokers’ Fees; Transaction Expenses), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “GHV Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date), (ii) Section 5.4 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though made on and as of the Closing Date, (iii) Section 5.18 (Absence of Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, and (iv) Article V (other than those representations and warranties described in clauses (i), (ii) and (iii) of this Section 7.3(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “GHV Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, as it relates to such representations and warranties contained in Article V (other than those representations and warranties described in clauses (i), (ii) and (iii) of this Section 7.3(a)), where the failure to be true and correct would not have a GHV Material Adverse Effect.

(b)                                 Performance of Obligations.  GHV shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)                                  Officer’s Certificate.  GHV shall have delivered to Ardagh a certificate signed on behalf of GHV by an authorized officer of GHV to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(d) as they relate to GHV have been satisfied.

(d)                                 No GHV Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a GHV Material Adverse Effect.

(e)                                  Minimum Cash Payment.  The cash portion of the Ardagh Consideration paid to Ardagh by AMPSA (inclusive of the payment made pursuant to the AMPSA Promissory Note) shall equal or exceed $3,000,000,000; provided, however, that no more than $2,315,000,000 of the Debt Financing shall be used for purposes of the cash portion of the Ardagh Consideration payable to Ardagh by AMPSA or to otherwise satisfy the condition set forth in this Section 7.3(e).

(f)                                   Closing Deliverables.  GHV shall have delivered to Ardagh the Closing deliverables set forth in Section 2.3(b).

Section 7.4                                    Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was caused by such Party’s breach of a covenant, agreement, representation or warranty of this Agreement by such Party.

ARTICLE VIII
TERMINATION

Section 8.1                                    Termination.  This Agreement may be terminated and the Transactions abandoned:

(a)                                 by written consent of GHV and Ardagh;

(b)                                 by written notice from GHV to Ardagh if there has been a breach of any representation, warranty, covenant or other agreement made by Ardagh, AMPSA or MergeCo in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied at the Closing Date (a “Terminating Ardagh Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from GHV to Ardagh of such Terminating Ardagh Breach, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided that GHV has not waived such Terminating Ardagh Breach and GHV is not then in breach of any representation, warranty, covenant or agreement such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;

(c)                                  by written notice from Ardagh to GHV if there has been a breach of any representation, warranty, covenant or other agreement made by GHV in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) to not be satisfied as of the Closing Date (a “Terminating GHV Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from Ardagh of such Terminating GHV Breach is delivered to GHV, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided that Ardagh has not waived such Terminating GHV Breach and Ardagh is not then in breach of any representation, warranty, covenant or agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;

(d)                                 by written notice from Ardagh or GHV if the Closing has not occurred on or prior to September 30, 2021 (the “Outside Date”); provided that this Agreement may not be terminated under this Section 8.1(d) by or on behalf of any Party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VII to be satisfied on or prior to the Outside Date;

(e)                                  by written notice from either Ardagh or GHV if this Agreement shall fail to receive the approval of the GHV Required Proposals at the GHV Stockholders’ Meeting (subject to any adjournment or recess of the meeting); and

(f)                                   by written notice from either Ardagh or GHV if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions.

Section 8.2                                    Effect of Termination.  Except as set forth in this Section 8.2 or Section 9.14, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of any Party for any fraud or intentional and material breach of this Agreement by such Party occurring prior to such termination.  The provisions of Section 6.12 (Trust Account), the last two sentences of Section 6.7 (Access to Information), this Section 8.2 and Article IX (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement that is required to survive in order to give appropriate effect to the Surviving Provisions, shall survive any termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1                                    Non Survival of Representations, Warranties and Agreements.  The representations, warranties, agreements and covenants in this Agreement shall terminate at the Closing, except that (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing shall survive the Closing as provided therein and then only with respect to any breaches occurring after the Closing, (b) the covenants and agreements in Section 3.6 (Earnout Shares) and Section 6.11 (Directors’ and Officers’ Indemnification), and any other covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, shall survive the Closing for such time as provided in this Agreement, and (c) this Article IX shall survive the Closing indefinitely.  Effective as of the Closing, there are no remedies available to the Parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except in the case of fraud, and except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 9.14.

Section 9.2                                    Modification or Amendment.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and that makes reference to this Agreement.  The approval of this Agreement by the applicable equityholders of any Party shall not restrict the ability of the board of directors (or comparable body) of any Party to terminate this Agreement in accordance with Section 8.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 9.2.

Section 9.3                                    Extension; Waiver.  GHV may, at any time prior to the Closing, by action taken by its board of directors or officers thereunto duly authorized, (a) extend the time for the performance of any obligation or other act of Ardagh, AMPSA or MergeCo, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties of Ardagh contained herein or in any document, certificate or writing delivered pursuant hereto by Ardagh, AMPSA or MergeCo, or (c) waive compliance by Ardagh, AMPSA or MergeCo with any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 9.2 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.  Ardagh may (on its own behalf and on behalf of AMPSA and MergeCo), at any time prior to the Closing, by action taken by its board of directors or officers thereunto duly authorized, (i) extend the time for the performance of any obligation or other act of GHV, (ii) to the extent permitted by Law, waive any inaccuracies in the representations and warranties of GHV contained herein or in any document, certificate or writing delivered pursuant hereto by GHV, or (iii) waive compliance by GHV with any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 9.2 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.  The failure or delay of any Party to exercise any of its rights under this Agreement shall not impair such right or be construed as a waiver by such Party of such right.

Section 9.4                                    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given when delivered (a) in person or (b) by e-mail or other means of electronic transmission (so long as confirmation of transmission is electronically or mechanically generated or sent and kept on file by the sending party, and no “bounceback” or notice of non-delivery is received), and the sender may, in its sole discretion, deliver a copy by mail (postage prepaid) or by an internationally-recognized courier service (postage prepaid).  Notices shall be given to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4).

(a)                                 If, prior to the Closing, to GHV:

Gores Holdings V, Inc.

9800 Wilshire Blvd.

Beverly Hills, CA 90212

Attention: Mark Stone

E-mail: mstone@gores.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway

Redwood Shores, CA 94065
Attention:                 Kyle C. Krpata

James R. Griffin
E-mail:                                kyle.krpata@weil.com

james.griffin@weil.com

(b)                                 If to Ardagh, MergeCo or, prior to the Closing, AMPSA:

Ardagh Group S.A.

56, Rue Charles Martel
L-2134 Luxembourg, Luxembourg
Attention:                 Hermanus Troskie

Torsten Schoen
Email:                                    herman.troskie@maitlandgroup.com

torsten.schoen@ardaghgroup.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022-6069

Attention:                 Clare O’Brien

Alain Dermarkar

Email:                                    cobrien@shearman.com

alain.dermarkar@shearman.com

(c)                                  If to the Surviving Corporation or, following the Closing, AMPSA:

Ardagh Metal Packaging S.A.

56, Rue Charles Martel
L-2134 Luxembourg, Luxembourg
Attention:                 Oliver Graham

David Bourne
Email:                                    oliver.graham@ardaghgroup.com

david.bourne@ardaghgroup.com

Section 9.5                                    Entire Agreement.  This Agreement (including the Disclosure Schedules and the Exhibits and Annexes hereto), the Confidentiality Agreement and the Related Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist among the Parties, except as expressly set forth in this Agreement or the Related Agreements.

Section 9.6                                    Assignment.  No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Any attempted assignment in violation of the terms of this Section 9.6 shall be null and void ab initio.  Notwithstanding the foregoing, Ardagh may assign its rights, in whole or in part, to receive the Contingent Consideration to any Person or Persons.

Section 9.7                                    Counterparts.  This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument.  Any Party may execute and deliver signed counterparts of this Agreement to the other Parties by electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the United States ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

Section 9.8                                    No Third-Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, that, notwithstanding the foregoing, in the event the Closing occurs, the present and former officers and directors of GHV (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.11.

Section 9.9                                    Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (except to the extent mandatorily governed by the laws of the Grand Duchy of Luxembourg), without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.10                             Jurisdiction.  In any action or proceeding arising out of or relating to this Agreement or any of the Transactions:  (a) each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (b) each of the Parties irrevocably waives and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) each of the Parties agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware).

Section 9.11                             WAIVER OF TRIAL BY JURY.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH.  EACH PARTY ACKNOWLEDGES THAT (A) THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT, AND (B) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER.

Section 9.12                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.13                             Fees and Expenses.  Each Party hereby agrees that if the Transactions are not consummated, except as otherwise provided herein, each Party shall bear or pay all of its own Transaction Expenses.  If the Transactions are consummated, the Transaction Expenses of Ardagh, AMPSA, MergeCo and GHV shall be borne by AMPSA; provided that the Transaction Expenses of GHV shall not exceed $50,000,000.  No amounts payable in respect of Transaction Expenses shall reduce the cash portion of the Ardagh Consideration paid to Ardagh by AMPSA pursuant to this Agreement.

Section 9.14                             Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, each without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement.  Each Party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 9.15                             Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party.  Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party to this Agreement), (a) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any named party to this Agreement and (b) no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of GHV, AMPSA, MergeCo or Ardagh under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

[The Remainder of This Page Is Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the day and year first above written.

GORES HOLDINGS V, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer and President

[Signature Page to Business Combination Agreement]

ARDAGH METAL PACKAGING S.A.

By:	/s/ Yves Elsen
Name: Yves Elsen
Title: Director

ARDAGH MP MERGECO INC.

By:	/s/ Hermanus Troskie
Name: Hermanus Troskie
Title: Authorized Signatory

ARDAGH GROUP S.A.

By:	/s/ Hermanus Troskie
Name: Hermanus Troskie
Title: Director

[Signature Page to Business Combination Agreement]

Annex A

AMPSA Capitalization

Annex B

AMP Entities

Annex C

Knowledge of Ardagh

Annex D

Knowledge of GHV

Annex E

Directors and Officers of AMPSA

Exhibit A

Form of Subscription Agreement

[See attached]

Exhibit B

Form of Registration Rights and Lock-Up Agreement

[See attached]

Exhibit C

Form of Shareholders Agreement

[See attached]

Exhibit D

Form of Services Agreement

[See attached]

Exhibit E

Form of Transfer Agreement

[See attached]

Exhibit F

Form of Warrant Assignment, Assumption and Amendment Agreement

[See attached]

Exhibit G

Form of AMPSA Articles of Association

[See attached]